 Filed Pursuant to Rule 424(b)(3)
 Registration File No. 333-232256
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 10, 2021
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 17, 2021
Brookfield Infrastructure Partners L.P.
$
Limited Partnership Units
This offering (this “Offering”) of limited partnership units (the “Units”) of Brookfield Infrastructure Partners L.P. (our “Partnership” and collectively with its subsidiary entities and operating entities (but excluding Brookfield Infrastructure Corporation (“BIPC”)), “Brookfield Infrastructure”) under this prospectus supplement (this “Prospectus Supplement”) consists of                 Units (collectively, with the Units issuable upon exercise of the Over-Allotment Option (as defined below), the “Offered Units”) at a price of $      per Offered Unit (the “Offering Price”). The first distribution in which the purchasers of Offered Units will be eligible to participate, if they continue to own the Offered Units, will be for the fourth quarter of 2021, as and when declared by our Partnership’s general partner (our “General Partner”).
Concurrent with the closing of this Offering, Brookfield Investments Corporation (“BIC”), a subsidiary of Brookfield Asset Management Inc. (collectively with its related entities (other than Brookfield Infrastructure and BIPC), “Brookfield”) will, pursuant to an exemption from the Canadian prospectus and U.S. prospectus registration requirements (the “Concurrent Unit Private Placement”), purchase                 redeemable partnership units (“RPUs”) of Brookfield Infrastructure L.P. (the “Holding LP”) at $      per RPU, representing the Offering Price per Offered Unit net of underwriting commissions payable by our Partnership. See “Concurrent Unit Private Placement”.
BIPC is also offering (the “Concurrent BIPC Offering”)           class A exchangeable subordinate voting shares (the “Exchangeable Shares”) of BIPC at a price of $      per Exchangeable Share under a separate prospectus supplement dated November      , 2021 to its registration statement on Form F-3 that was declared effective on April 16, 2021. The closing of the Concurrent BIPC Offering is expected to occur on or about November   , 2021. The closing of this Offering is conditioned on the simultaneous closing of the Concurrent BIPC Offering. The aggregate amount of this Offering and the Concurrent BIPC Offering is expected to be $      . Concurrent with the closing of the Concurrent BIPC Offering, BIC will, pursuant to an exemption from the Canadian prospectus and U.S. prospectus registration requirements (the “Concurrent Exchangeable Share Private Placement”), purchase                 Exchangeable Shares at $      per Exchangeable Share, representing the offering price per Exchangeable Share of the Concurrent BIPC Offering net of underwriting commissions payable by BIPC. See “Concurrent Exchangeable Share Private Placement”.
Our Units are listed for trading under the symbol “BIP.UN” on the Toronto Stock Exchange (the “TSX”) and “BIP” on the New York Stock Exchange (the “NYSE”).
Investing in the Units involves risks. See “Risk Factors” beginning on page S-3 of this Prospectus Supplement, beginning on page 3 of the accompanying Prospectus and the risk factors included in our Annual Report and Q3 2021 Interim Report (each as defined below), and in other documents we incorporate in this Prospectus Supplement by reference.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriters’ Fee(1)	Net Proceeds to our Partnership(2)
Per Unit	$	$	$
Total(3)	$	$	$

(1)
The Underwriters’ fee is equal to     % of the gross proceeds of this Offering. See “Underwriting (Conflicts of Interest)”.

(2)
Before deduction of our Partnership’s expenses of this Offering, estimated at $    , which, together with the Underwriters’ fee, will be paid from the proceeds of this Offering.

(3)
Our Partnership has granted to the Underwriters the right (the “Over-Allotment Option”), exercisable until the date which is 30 days following the closing of this Offering, to purchase from us on the same terms up to                 Units, being a number equal to 15% of the number of initial offered Units sold in this Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be $      , the Underwriters’ fee will be $      and the net proceeds to our Partnership will be $      . This Prospectus Supplement also qualifies the grant of the Over-Allotment Option. A purchaser who acquires Offered Units forming part of the Underwriters’ over-allocation position acquires those Units under this Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters (as defined below) expect to deliver the initial Units on or about                 , 2021 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
RBC Capital MarketsBMO Capital Markets CIBC Capital Markets
National Bank Financial Inc.	Wells Fargo Securities
The date of this Prospectus Supplement is                 , 2021

Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the Prospectus.
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This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the Prospectus, which gives more general information, some of which may not apply to this Offering. If information varies between this Prospectus Supplement and the Prospectus, you should rely on the information in this Prospectus Supplement.
You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the Prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with, or furnished to the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.
We are offering to sell the Offered Units and are seeking offers to buy the Offered Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Offered Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the accompanying Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus outside the United States. This Prospectus Supplement and the accompanying Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Infrastructure Partners Limited, our General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or other non-U.S. jurisdictions and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.
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CURRENCY
Unless otherwise specified, all dollar amounts in this Prospectus Supplement are expressed in U.S. dollars and references to “dollars,” “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws. These forward-looking statements and information relate to, among other things, our business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate,” “believe,” “could,” “estimate,” “likely,” “expect,” “intend,” “may,” “continue,” “plan,” “potential,” “objective,” “tend,” “seek,” “target,” “foresee,” “aim to,” “outlook,” “endeavour,” “will,” “would,” “should,” “designed,” “predict” and “depend,” or the negative of those terms or other comparable terminology. In particular, our statements with respect to the continuity plans and preparedness measures we have implemented in response to the novel coronavirus (“COVID-19”) pandemic and its expected impact on our businesses, operations, earnings and results are forward-looking statements. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.
Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and forward-looking information in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus.
Factors that could cause our actual results to differ materially from those contemplated or implied by the forward-looking statements and information in this Prospectus Supplement, the Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the Prospectus include, without limitation:
•
our active and advanced pipeline of new investment opportunities may not be completed as planned and, in that event, the use of proceeds from this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement is not certain;

•
commodity risks;

•
alternative technologies could impact the demand for, or use of, the businesses and assets that we own and operate and could impair or eliminate the competitive advantage of our businesses and assets;

•
acquisitions may subject us to additional risks and the expected benefits of our acquisitions may not materialize;

•
the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

•
pending acquisitions, dispositions and other transactions may not be completed on the timeframe or in the manner contemplated, or at all;

•
our ability to renew existing contracts and win additional contracts with existing or potential customers;

•
deployment of capital for our committed backlog and other projects we are pursuing may be delayed, curtailed or redirected altogether;

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•
timing and price for the completion of unfinished projects;

•
infrastructure operations may require substantial capital expenditures;

•
exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•
exposure to increased economic regulation and adverse regulatory decisions;

•
First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

•
some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

•
some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

•
actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

•
reliance on technology and exposure to cyber-security attacks;

•
customers may default on their obligations;

•
reliance on tolling and revenue collection systems;

•
Brookfield’s influence over our Partnership and our Partnership’s dependence on Brookfield as our service provider;

•
the lack of an obligation of Brookfield to source acquisition opportunities for us;

•
our dependence on Brookfield and its professionals;

•
the role and ownership of Brookfield in our Partnership and in Holding LP may change and interests in our General Partner may be transferred to a third party without unitholder or preferred unitholder consent;

•
Brookfield may increase its ownership of our Partnership;

•
our master services agreement (“Master Services Agreement”) as described in Item 6.A “Directors and Senior Management — Our Master Services Agreement” of our Annual Report (as defined herein) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of unitholders or preferred unitholders;

•
conflicts of interest between our Partnership, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

•
our arrangements with Brookfield may contain terms that are less favourable than those which otherwise might have been obtained from unrelated parties;

•
our General Partner may be unable or unwilling to terminate our Master Services Agreement;

•
the limited liability of, and our indemnification of, our service provider;

•
our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

•
some of our acquisitions may be of distressed companies, which may subject us to increased risks, including the incurrence of legal or other expenses;

•
our Partnership is a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

•
future sales and issuances of our Units, preferred units or securities exchangeable for our Units (including Exchangeable Shares), or the perception of such sales or issuances, could depress the trading price of our Units or preferred units;

•
our Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

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•
we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

•
we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

•
effectiveness of our internal controls over financial reporting;

•
our unitholders and preferred unitholders do not have a right to vote on partnership matters or to take part in the management of our Partnership;

•
market price of our Units and preferred units may be volatile;

•
dilution of existing unitholders;

•
foreign currency risk and risk management activities;

•
investors may find it difficult to enforce service of process and enforcement of judgments against us;

•
we may not be able to continue paying comparable or growing cash distributions to unitholders in the future;

•
changes in tax law and practice;

•
general economic conditions and risks relating to the economy;

•
increasing political uncertainty, which may impact our ability to expand in certain markets;

•
pandemics or epidemics, including risks associated with the global pandemic caused by COVID-19, and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations of our investments and infrastructure assets;

•
adverse changes in currency exchange rates;

•
availability and cost of credit;

•
government policy and legislation change;

•
exposure to uninsurable losses and force majeure events;

•
labour disruptions and economically unfavourable collective bargaining agreements;

•
exposure to occupational health and safety related accidents;

•
high levels of government regulation upon many of our operating entities, including with respect to rates set for our regulated businesses;

•
our infrastructure business is at risk of becoming involved in disputes and possible litigation;

•
our ability to finance our operations due to the status of the capital markets;

•
changes in our credit ratings;

•
our operations may suffer a loss from fraud, bribery, corruption or other illegal acts; and

•
other factors described in our Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in our Annual Report as well as in our Q3 2021 Interim Report, this Prospectus Supplement and the Prospectus under “Risk Factors” and in other documents incorporated by reference in this Prospectus Supplement and the Prospectus.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information to make decisions with respect to an investment in the Units, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. These risks could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. We qualify any and all of our forward-looking statements and information by these cautionary factors. Please keep this
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cautionary note in mind as you read this Prospectus Supplement and the Prospectus. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.
CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES
FFO
To measure performance, among other measures, we focus on net income as well as funds from operations (“FFO”). We define FFO as net income excluding the impact of depreciation and amortization, deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. Specifically, our definition of FFO may differ from the definition used by other organizations, as well as the definition of funds from operations used by the Real Property Association of Canada and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), in part because the NAREIT definition is based on U.S. GAAP, as opposed to IFRS. See Item 5 “Operating and Financial Review and Prospects — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report and “Reconciliation of Non-IFRS Financial Measures” of our Q3 2021 Interim Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.
AFFO
In addition, we use adjusted funds from operations (“AFFO”) as a measure of long-term sustainable cash flow. We define AFFO as FFO less capital expenditures required to maintain the current performance of our operations (maintenance capital expenditures). AFFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. AFFO is therefore unlikely to be comparable to similar measures presented by other issuers. AFFO has limitations as an analytical tool. See Item 5 “Operating and Financial Review and Prospects — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report and “Reconciliation of Non-IFRS Financial Measures” of our Q3 2021 Interim Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.
Adjusted EBITDA
In addition to FFO and AFFO, we focus on “Adjusted EBITDA”, which we define as net income excluding the impact of depreciation and amortization, interest expense, current and deferred income taxes, breakage and transaction costs, and non-cash valuation gains or losses. Like FFO, Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Adjusted EBITDA is therefore unlikely to be comparable to similar measures presented by other issuers. Adjusted EBITDA has limitations as an analytical tool. See Item 5 “Operating and Financial Review and Prospects — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-IFRS Financial Measures” of our Annual Report and “Reconciliation of Non-IFRS Financial Measures” of our Q3 2021 Interim Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.
Invested Capital
In addition, we use “Invested Capital”, which we define as partnership capital removing the following items: non-controlling interest in operating subsidiaries, retained earnings or deficit, accumulated other comprehensive income and ownership changes. We measure return on Invested Capital as AFFO, less estimated returns of capital on operations that are not perpetual in life, divided by the weighted average Invested Capital for the period. Invested Capital is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. Invested Capital is therefore unlikely to be comparable to similar measures presented by other issuers. Invested Capital has limitations as an analytical tool. See “Reconciliation
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of Non-IFRS Financial Measures” of our Q3 2021 Interim Report for more information on this measure, including a reconciliation to the most directly comparable IFRS measure.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to “foreign private issuers” (as such term is defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”)) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://www.bip.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.
As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.
DOCUMENTS INCORPORATED BY REFERENCE
This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of this Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the Prospectus and reference should be made to the Prospectus for full particulars thereof. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus Supplement:
(a)
our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 18, 2021; and

(b)
our Q3 2021 Interim Report on Form 6-K, filed with the SEC on November 5, 2021 (Exhibit 99.1 only); and

(c)
our report on Form 6-K, filed with the SEC on June 1, 2021, August 10, 2021 (Exhibits 99.1 and 99.2 only) and November 10, 2021.

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus has been delivered, upon the written or oral
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request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus Supplement and the accompanying Prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:
Brookfield Infrastructure Partners L.P.
Investor Relations
73 Front Street
5th Floor
Hamilton HM 12
Bermuda
Attn: Melissa Low, Vice President, Investor Relations and Communications
E-mail: melissa.low@brookfield.com
Tel: +1 441 294 3309
Any statement contained in this Prospectus Supplement, the Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the Prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this Prospectus Supplement or the Prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
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SUMMARY
Recent Developments
Concurrent BIPC Offering and Concurrent Exchangeable Share Private Placement
On November 10, 2021, BIPC announced the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement. The closing of each of the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement is expected to occur on or about November       , 2021. The closing of this Offering is conditioned on the simultaneous closing of the Concurrent BIPC Offering.
Corporate Information
Our Partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda.

THE OFFERING
Issuer
Brookfield Infrastructure Partners L.P.
Units offered by us
         Units
         Units if the Underwriters exercise in full their option to purchase up to an additional          Units to cover any overallotments, if any, and for market stabilization purposes.
Total Units outstanding after the Offering
         Units, assuming no exercise of the Over-Allotment Option;
or
         Units, assuming full exercise of the Over-Allotment Option.
Use of proceeds
We intend to use a portion of the net proceeds from this Offering, together with the proceeds of the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, to fund an active and advanced pipeline of new investment opportunities, including near-term organic growth capital requirements, and for general working capital purposes. See “Use of Proceeds”.
Conflicts of Interest
         , a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and an affiliate of the Company, is participating as an underwriter in this offering of Exchangeable Shares. Accordingly,           has a “conflict of interest” as defined in FINRA Rule 5121(f)(5)(B), and any offerings made by means of this prospectus will be conducted in compliance with Rule 5121. In general, under FINRA Rule 5121, a Qualified Independent Underwriter will not be necessary for these offerings pursuant to FINRA Rule 5121(a)(1)(B), as the Company is offering securities which have a bona fide public market for purposes of Rule 5121. No underwriter having a Rule 5121 conflict of interest will be permitted under Rule 5121 to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder. See “Underwriting (Conflicts of Interest)”.
Risk factors
Investing in the Units involves risks. See “Risk Factors” beginning on page S-3 of this Prospectus Supplement and on page 1 of the accompanying Prospectus as well as the risk factors included in our Annual Report and in other documents we incorporate in this Prospectus Supplement by reference.
TSX symbol
“BIP.UN”
NYSE symbol
“BIP”

RISK FACTORS
An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report, the Q3 2021 Interim Report and the other information incorporated by reference in this Prospectus Supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in the Prospectus and in this Prospectus Supplement by reference. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision:
The use of proceeds from this Offering is not certain.
We intend to use the net proceeds of this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement to fund an active and advanced pipeline of new investment opportunities, including near-term organic growth capital requirements, and for general working capital purposes.
If all or a portion of the proceeds of this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering or the Concurrent Exchangeable Share Private Placement are not deployed in a timely manner following each respective closing, or if the returns are lower than the returns we anticipate, our Partnership may not be able to achieve growth in its distributions in line with its stated goals and the market value of our Units may decline. The closing of this Offering is conditioned on the simultaneous closing of the Concurrent BIPC Offering.
For more information see “Where You Can Find More Information” and “Documents Incorporated By Reference” in this Prospectus Supplement and “Documents Incorporated By Reference” in the Prospectus.

USE OF PROCEEDS
The estimated net proceeds from this Offering to the Partnership after deducting the Underwriters’ fee and our Partnership’s expenses of this Offering, estimated at $     , will be approximately $      ($        if the Over-Allotment Option is exercised in full). We intend to use the net proceeds from this Offering, together with the proceeds of the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, to fund an active and advanced pipeline of new investment opportunities, including near-term organic growth capital requirements, and for general working capital purposes.
Management believes we will be able to invest the net proceeds of this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement within a reasonable period of time. However, the proceeds of this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement may not be invested in a timely manner following each respective closing and the returns from such use of proceeds may be lower than the returns we anticipate. See “Risk Factors”.

CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of our Partnership as at: (a) September 30, 2021 on an actual basis; (b) September 30, 2021, as adjusted to give effect to (1) the issuance (the “Exchangeable Share Issuance”) by BIPC of 8.1 million Exchangeable Shares in connection with the acquisition (the “IPL Acquisition”) by Brookfield Infrastructure and its institutional partners of Inter Pipeline Ltd. (“IPL”); and (2) the issuance (the “BIPC Exchangeable LP Unit Issuance”) by BIPC Exchange LP (as defined below) of 41,639 BIPC Exchangeable LP Units (as defined below) in connection with the IPL Acquisition; and (c) September 30, 2021, as adjusted to give effect to (1) the Exchangeable Share Issuance; (2) the BIPC Exchangeable LP Unit Issuance; (3) the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement; and (4) this Offering and the Concurrent Unit Private Placement, but without giving effect to the use of proceeds therefrom, as though each had occurred on September 30, 2021. The table below should be read together with the detailed information and financial statements incorporated by reference in this Prospectus Supplement, including the unaudited interim condensed and consolidated financial statements of the Partnership as at and for the three and nine months ended September 30, 2021 incorporated by reference in this Prospectus Supplement. Except as disclosed in this Prospectus Supplement, there have not been any material changes to the equity and loan capital of the Partnership since September 30, 2021.
$ millions	As at September 30, 2021	As at September 30, 2021, As Adjusted	As at September 30, 2021, As Adjusted(1)
Corporate borrowings	$3,424	$3,424(2)		$3,424(2)
Non-recourse borrowings	26,362	26,362		26,362
Other liabilities	19,285	19,285		19,285
Preferred Shares	20	20		20
Partnership Capital
Limited Partners	4,811	4,811		(3)
General Partner	25	25		25
Non-controlling interest
Redeemable Partnership Units	1,982	1,982
Exchangeable Shares	1,037	1,539		(4)
Exchangeable units(5)	83	86		86
Interest of others in operating subsidiaries	16,285	16,285		16,285
Preferred Units	1,138	1,138		1,138
Total capitalization	$74,452	$74,957	$

(1)
After giving effect to the Concurrent BIPC Offering, the Concurrent Exchangeable Share Private Placement and this Offering and the Concurrent Unit Private Placement, but without giving effect to the use of proceeds therefrom or any exchanges of exchangeable securities. The exact timing and amount of proceeds to be used for the purposes described herein under “Use of Proceeds” and in the prospectus supplement in respect of the Concurrent BIPC Offering are uncertain and would be in combination with other adjustments that cannot presently be calculated.

(2)
Excludes any indebtedness incurred by the Partnership since September 30, 2021.

(3)
Assuming no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the “as adjusted” amount for limited partners partnership capital would be $      .

(4)
Assuming no exercise of the over-allotment option granted to the underwriters of the Concurrent BIPC Offering (the “BIPC Over-Allotment Option”). If the BIPC Over-Allotment Option is exercised in full, the “as adjusted” amount for exchangeable share capital of BIPC would be $      .

(5)
Includes non-controlling interest attributable to BIP Exchangeable LP Units and BIPC Exchangeable LP Units.

DESCRIPTION OF PARTNERSHIP CAPITAL
As of November 9, 2021, there were 295,710,251 Units outstanding (417,663,243 Units assuming the exchange of all of Brookfield’s RPUs and 493,656,016 Units on a fully-exchanged basis (assuming the exchange of all RPUs, BIP Exchangeable LP Units (as defined below), Exchangeable Shares and BIPC Exchangeable LP Units (as defined below))), 4,989,265 Class A Preferred Units, Series 1, 4,989,262 Class A Preferred Units, Series 3, 11,979,750 Class A Preferred Units, Series 7, 7,986,595 Class A Preferred Units, Series 9,

9,936,190 Class A Preferred Units, Series 11, 8,000,000 Class A Preferred Units, Series 13 and 8,000,000 Class A Preferred Units, Series 14 outstanding, and no Class A Preferred Units, Series 2, Class A Preferred Units, Series 4, Class A Preferred Units, Series 8, Class A Preferred Units, Series 10, Class A Preferred Units, Series 12 and Class A Preferred Units, Series 15 outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which Units may be issued in exchange for RPUs on a one for one basis. After giving effect to this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, there will be                 Units outstanding (                 Units on a fully-exchanged basis). After giving effect to this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement (assuming the exercise of the Over-Allotment Option and the BIPC Over-Allotment Option in full), there will be                 Units outstanding (           Units on a fully-exchanged basis).
Brookfield now owns approximately 27% of our Partnership on a fully-exchanged basis and the remaining approximate 73% is held by public investors. After giving effect to this Offering, the Concurrent Unit Private Placement, the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, Brookfield will own approximately    % of our Partnership on a fully-exchanged basis (approximately    % if the Over-Allotment Option and the BIPC Over-Allotment Option are exercised in full). See our Annual Report and “Description of Limited Partnership Units” and “Description of Class A Preferred Units” in the Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the Units and the Class A Preferred Units.
On October 16, 2018, Brookfield Infrastructure Partners Exchange LP (“Exchange LP”), a subsidiary of our Partnership, issued 5,726,170 exchangeable limited partnership units of Exchange LP (“BIP Exchangeable LP Units”) in connection with the privatization of Enercare Inc. Each BIP Exchangeable LP Unit is exchangeable for one Unit. On March 31, 2020, each holder of BIP Exchangeable LP Units received one additional BIP Exchangeable LP Unit for every nine BIP Exchangeable LP Units held in connection with a unit split by way of a subdivision of the BIP Exchangeable LP Units. As of November 9, 2021, there were 987,106 BIP Exchangeable LP Units outstanding.
Each Exchangeable Share is exchangeable at the option of the holder for one Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BIPC), subject to a call right held by the Partnership. As of November 9, 2021, there were 71,197,301 Exchangeable Shares outstanding.
In the third and fourth quarters of 2021, Brookfield Infrastructure Corporation Exchange Limited Partnership (“BIPC Exchange LP”), an indirect subsidiary of the Partnership, issued a total of 4,075,217 class B limited partnership units of BIPC Exchange LP (“BIPC Exchangeable LP Units” and collectively with the BIP Exchangeable LP Units, the “Exchangeable LP Units”) in connection with the IPL Acquisition. Each BIPC Exchangeable LP Unit is exchangeable for one Exchangeable Share. As of November 9, 2021, there were approximately 3,808,366 BIPC Exchangeable LP Units outstanding.
CONCURRENT UNIT PRIVATE PLACEMENT
Prior to the completion of this Offering and the Concurrent Unit Private Placement, Brookfield owns an approximate 29% interest in our Partnership, assuming the exchange of all of Brookfield’s RPUs.
Brookfield Infrastructure has entered into a subscription agreement with BIC setting forth the terms and conditions of the Concurrent Unit Private Placement pursuant to which BIC will purchase                 RPUs at $      per RPU, representing the Offering Price per Unit net of the Underwriters’ fee, for proceeds to Brookfield Infrastructure of approximately $      . The Underwriters will not receive any fees or commission on the RPUs purchased by BIC.
After giving effect to this Offering and the Concurrent Unit Private Placement, Brookfield will own                 RPUs which, together with Brookfield’s existing interests in our Partnership, will represent a    % interest in our Partnership assuming the exchange of all of Brookfield’s RPUs (approximately    % if the Over-Allotment Option is exercised in full).
Neither the Prospectus nor this Prospectus Supplement qualifies the distribution of the RPUs to be issued pursuant to the Concurrent Unit Private Placement. The RPUs to be issued pursuant to the Concurrent

Unit Private Placement will be subject to a statutory hold period. The Concurrent Unit Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering. The Concurrent Unit Private Placement provides for the issuance of RPUs representing less than 10% of the outstanding Units, assuming the exchange of all of Brookfield’s RPUs, and therefore does not require disinterested unitholder approval.
CONCURRENT EXCHANGEABLE SHARE PRIVATE PLACEMENT
Prior to the completion of the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, Brookfield owns approximately 12% of the outstanding Exchangeable Shares.
BIPC has entered into a subscription agreement with BIC setting forth the terms and conditions of the Concurrent Exchangeable Share Private Placement pursuant to which BIC will purchase                 Exchangeable Shares at $      per Exchangeable Share, representing the offering price per Exchangeable Share of the Concurrent BIPC Offering net of underwriting commissions payable by BIPC, for proceeds to BIPC of approximately $      . The underwriters of the Concurrent BIPC Offering will not receive any fees or commission on the Exchangeable Shares purchased by BIC.
After giving effect to the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement, Brookfield will own                 Exchangeable Shares which, together with Brookfield’s existing ownership of Exchangeable Shares, will represent approximately    % of the outstanding Exchangeable Shares (approximately    % if the BIPC Over-Allotment Option is exercised in full).
Neither the Prospectus nor this Prospectus Supplement qualifies the distribution of the Exchangeable Shares to be issued pursuant to the Concurrent Exchangeable Share Private Placement. The Exchangeable Shares to be issued pursuant to the Concurrent Exchangeable Share Private Placement will be subject to a statutory hold period. The Concurrent Exchangeable Share Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of the Concurrent BIPC Offering. The Concurrent Exchangeable Share Private Placement provides for the issuance of Exchangeable Shares representing less than 10% of the outstanding Exchangeable Shares and therefore does not require disinterested shareholder approval.
PRIOR SALES
In connection with the IPL Acquisition, BIPC issued a total of 25,990,103 Exchangeable Shares in the third and fourth quarters of 2021 for C$80.00 per Exchangeable Share.
In the 12-month period before the date of this Prospectus Supplement, our Partnership made the following issuances of Units:
(a)
on December 31, 2020, in connection with the reinvestment of distributions, our Partnership issued 41,153 Units pursuant to its distribution reinvestment plan (the “Distribution Reinvestment Plan”) at a purchase price of $50.0294 per Unit;

(b)
on March 31, 2021, in connection with the reinvestment of distributions, our Partnership issued 54,458 Units pursuant to its Distribution Reinvestment Plan at a purchase price of $53.4673 per Unit;

(c)
on June 30, 2021, in connection with the reinvestment of distributions, our Partnership issued 58,247 Units pursuant to its Distribution Reinvestment Plan at a purchase price of $54.1825 per Unit;

(d)
on September 30, 2021, in connection with the reinvestment of distributions, our Partnership issued 60,225 Units pursuant to its Distribution Reinvestment Plan at a purchase price of $55.3574 per Unit;

(e)
during the 12-month period before the date of this Prospectus Supplement, in connection with the exchange of BIP Exchangeable LP Units, our Partnership issued 105,816 Units;(1) and

(f)
during the 12-month period before the date of this Prospectus Supplement, in connection with the exchange of Exchangeable Shares, our Partnership issued 30,278 Units.(1)

(1) This does not include the price information for the Units distributed because these Units were distributed pursuant to an exchange.

UNDERWRITING (CONFLICTS OF INTEREST)
RBC Dominion Securities Inc., BMO Nesbitt Burns Inc., CIBC World Markets Inc., National Bank Financial Inc. and Wells Fargo Securities Canada, Ltd. are acting as joint book-running managers of the Offering and as representatives (the “Representatives”) of the underwriters named below (the “Underwriters”). Subject to the terms and conditions stated in the Underwriting Agreement, dated the date of this Prospectus Supplement, among us and the Underwriters (the “Underwriting Agreement”), each Underwriter named below has severally agreed to purchase, and we have agreed to sell to that Underwriter, at the public offering price less the Underwriters’ fee set forth on the cover page of this Prospectus Supplement, the number of Units set forth opposite the Underwriter’s name in the following table:
Underwriter	Number of Units
RBC Dominion Securities Inc.
BMO Nesbitt Burns Inc.
CIBC World Markets Inc.
National Bank Financial Inc.
Wells Fargo Securities Canada, Ltd.
Total
The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Offered Units are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Offered Units (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered Units.
Offered Units sold by the Underwriters to the public will initially be offered at the Offering Price. The Offering Price was determined based upon arm’s length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of the Offered Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the Offered Units are offered, provided that the Offered Units are not at any time offered at a price greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Units is less than the gross proceeds paid by the Underwriters.
We have granted to the Underwriters the Over-Allotment Option, exercisable until the date 30 days from the closing of the Offering, to purchase up to                 Units on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the Over-Allotment Option is exercised, each Underwriter must purchase a number of Units approximately proportionate to that Underwriter’s initial purchase commitment.
Neither our Partnership, BIPC nor any of their respective subsidiaries will, nor will any of them announce any intention to, directly or indirectly for a period ending 60 days after the date hereof without the prior written consent of the Representatives, acting reasonably, (i) offer or sell, or enter into an agreement to offer or sell any Units, other securities of our Partnership or securities of BIPC, or securities convertible into, exchangeable for, or otherwise exercisable into, any Units, Exchangeable Shares or other securities of our Partnership or BIPC (other than (a) the issuance of Exchangeable Shares pursuant to the Concurrent BIPC Offering and the Concurrent Exchangeable Share Private Placement; (b) the issuance of RPUs pursuant to the Concurrent Unit Private Placement; (c) the issuance of Units pursuant to the Over-Allotment Option and the issuance of Exchangeable Shares pursuant to the BIPC Over-Allotment Option; (d) for purposes of directors’, officers’ or employee incentive plans; (e) pursuant to the Distribution Reinvestment Plan; (f) to satisfy existing instruments of our Partnership or BIPC or their respective subsidiaries issued at the date of this Prospectus Supplement; (g) Units or Exchangeable Shares issued in connection with an arm’s-length acquisition, merger, consolidation or amalgamation with any company or companies as long as the party receiving such Units or Exchangeable Shares agrees to be similarly restricted; (h) the issuance of Units pursuant to the exchange, redemption or acquisition of Exchangeable Shares or RPUs outstanding as of the date hereof or that are issuable in connection with the Concurrent BIPC Offering, the Concurrent Exchangeable Share Private Placement or the Concurrent Unit Private Placement (or the filing of any registration statement in respect thereof); (i) the issuance of Units pursuant to the exchange of BIP Exchangeable LP Units that are outstanding as of the date hereof; (j) the issuance of Exchangeable Shares pursuant to the exchange of BIPC Exchangeable LP Units that are outstanding on the date hereof, and the issuance of any Units that are issuable pursuant to the exchange, redemption or acquisition of such Exchangeable Shares; (k) debt securities or preferred limited partnership units not convertible into Units or Exchangeable Shares; and (l) a transfer by BIPC or our Partnership to an affiliate of any securities of BIPC or the Partnership or securities convertible into, exchangeable for, or otherwise exercisable into securities of BIPC or the Partnership), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units. Each of BIC and Brookfield Asset Management Inc. will also agree to restrictions similar to those enumerated above in respect of Units, other securities of our Partnership or securities of BIPC, or securities convertible into, exchangeable for, or otherwise exercisable into, any Units, Exchangeable Shares or other securities of our Partnership or BIPC.
The Units are listed for trading under the symbol “BIP.UN” on the TSX and “BIP” on the NYSE. Our Partnership has applied to list the Offered Units on the TSX and the NYSE. The listing of the Offered Units on the TSX and the NYSE will be subject to our Partnership fulfilling all the listing requirements of the TSX and the NYSE, respectively.
The table below shows the public offering price, underwriting fee and proceeds before expenses to us, on a per Unit basis and assuming both no exercise and full exercise of the Over-Allotment Option.
	Per Unit	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting fee	$	$	$
Proceeds, before expenses, to us	$	$	$
The expenses of the Offering, not including the Underwriters’ fee, are estimated to be $      and are payable by us. See “Expenses.”
The Offering is being made concurrently in each of the provinces and territories of Canada and in the United States. Each of the Underwriters will offer the Offered Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Units outside the United States and Canada.
In connection with the Offering, the Underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Over-Allotment Option, and stabilizing purchases.
•
Short sales involve secondary market sales by the Underwriters of a greater number of Units than they are required to purchase in the Offering.

•
“Covered” short sales are sales of Units in an amount up to the number of Units represented by the Underwriters’ Over-Allotment Option.

•
“Naked” short sales are sales of Units in an amount in excess of the number of Units represented by the Underwriters’ Over-Allotment Option.

•
Covering transactions involve purchases of Units either pursuant to the Underwriters’ Over-Allotment Option or in the open market after the distribution has been completed in order to cover short positions.

•
To close a naked short position, the Underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the Offering.

•
To close a covered short position, the Underwriters must purchase Units in the open market after the distribution has been completed or must exercise the Over-Allotment Option. In determining the source of Units to close the covered short position, the Underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the Over-Allotment Option.
•
Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Underwriters, in covering short positions or making stabilizing purchases, repurchase Units originally sold by that syndicate member.
Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the NYSE, TSX, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.
Conflicts of Interest
Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Brookfield Infrastructure or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Brookfield Infrastructure or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with Brookfield Infrastructure, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of Brookfield Infrastructure, including potentially the Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
        , a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”) and an affiliate of the Company, is participating as an underwriter in this offering of Exchangeable Shares. Accordingly,          has a “conflict of interest” as defined in FINRA Rule 5121(f)(5)(B), and any offerings made by means of this prospectus will be conducted in compliance with Rule 5121. In general, under FINRA Rule 5121, a Qualified Independent Underwriter will not be necessary for these offerings pursuant to FINRA Rule 5121(a)(1)(B), as the Company is offering securities which have a bona fide public market for purposes of Rule 5121. No underwriter having a Rule 5121 conflict of interest will be permitted under Rule 5121 to confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.
We expect that delivery of the Offered Units will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which in the United States will be the third business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Offered Units prior to the delivery date will be required, by virtue of the fact that the notes initially will settle in T+3 (in the United States), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisor(s).

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.
Notice to Prospective Investors in the European Economic Area
In relation to each member state of the European Economic Area, (each a “Member State”) no offer of the Units which are the subject of the offering has been, or will be, made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the Units referred to in (a) to (c) above shall result in a requirement for us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation .
Each person located in a Member State to whom any offer of our Units is made or who receives any communication in respect of an offer of our Units, or who initially acquires any of our Units will be deemed to have represented, warranted, acknowledged, and agreed to and with each representative and us that (1) it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) in the case of any Units being offered to or acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Regulation, the Units acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Units to the public other than their offer or resale in any Member State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the representatives has been given to the offer or resale.
We, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.
This Prospectus Supplement has been prepared on the basis that any offer of our Units in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our Units which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us, the selling shareholders, or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representatives have authorized, nor do they authorize, the making of any offer of our Units in circumstances in which an obligation arises for us or the representatives to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer of our Units to the public” in relation to any of our Units in any Member State means the communication in any form and by any means; presenting sufficient information on the terms of the offer and our Units to be offered so as to enable an investor to decide to purchase or subscribe our Units, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high-net-worth bodies corporate, unincorporated associations and partnerships and trustees of high-value trusts (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).
This Prospectus Supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged or will be lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this Offering. This Prospectus Supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Units may only be made to persons (the “Exempt Investors”), who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; so that it is lawful to offer the Units without disclosure to investors under Chapter 6D of the Corporations Act.
The Units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this Offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Units must observe such Australian on-sale restrictions.
This Prospectus Supplement contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this Prospectus Supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Notice to Prospective Investors in Germany
Each person who is in possession of this Prospectus Supplement is aware that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our units. In particular, the underwriters have represented that they have not engaged and have agreed that they will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of our units otherwise then in accordance with the Act and all other applicable legal and regulatory requirements.
Notice to Prospective Investors in Hong Kong
The Units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.
Notice to Prospective Investors in the Netherlands
Our Units may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”); provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our Units is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our Units, and this prospectus or any other offering material relating to our Units may not be considered an offer or the prospect of an offer to sell or exchange our Units.
Notice to Prospective Investors in Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Units. The Units may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Units to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the Units constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the Units may be publicly distributed or otherwise made publicly available in Switzerland.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This summary discusses certain material United States federal income tax considerations for unitholders relating to the ownership and disposition of Units acquired pursuant to the Offering. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), on the regulations promulgated thereunder (“Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of our Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Units are loaned to a short seller to cover a short sale of Units, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our Units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. This summary does not address any tax consequences to holders of our preferred units. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of our Units will vary depending on your individual circumstances.
The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the “IRS”) or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of one or more Units acquired pursuant to the Offering that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “Non-U.S. Holder” is a beneficial owner of one or more Units acquired pursuant to the Offering, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.
If a partnership holds our Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our Units should consult their own tax advisers.
This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income tax consequences particular to your ownership and disposition of our Units, as well as any tax consequences under the laws of any other taxing jurisdiction.
Partnership Status of Our Partnership and the Holding LP
Each of our Partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. Our Partnership is publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.
We intend to manage the affairs of our Partnership and the Holding LP so that our Partnership will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the General Partner and Brookfield Infrastructure Special L.P. (the “Infrastructure Special LP”), Torys LLP is of the opinion that at least 90% of our Partnership’s and the Holding LP’s gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of our Partnership’s and the Holding LP’s income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of our Partnership’s and the Holding LP’s gross income in any year will constitute qualifying income.
No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our Partnership’s or the Holding LP’s status for U.S. federal income tax purposes or whether our Partnership’s or the Holding LP’s operations generate “qualifying income” under Section 7704 of the Code. It is the opinion of Torys LLP that, based upon the Code, Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the General Partner and the Infrastructure Special LP, as of the date hereof, each of our Partnership and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.
In rendering its opinions, Torys LLP has relied on numerous factual representations made by the General Partner and the Infrastructure Special LP, including but not limited to the following:
•
Neither our Partnership nor the Holding LP has elected to be classified as a corporation for United States federal tax purposes, and neither our Partnership nor the Holding LP has any plan or intention to elect to be so classified.

•
For each of our Partnership’s and the Holding LP’s taxable years, more than 90% of each entity’s gross income has consisted of income of a type that Torys LLP is of the opinion constitutes “qualifying income” within the meaning of Section 7704(d) of the Code.

Based on the foregoing, the General Partner believes that our Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.
If our Partnership fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if our Partnership is required to register under the Investment Company Act, our Partnership will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our Partnership fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by us. If, at the time of such contribution, our Partnership were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our Partnership would be treated as a corporation for U.S. federal income tax purposes.

If our Partnership were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our Partnership’s items of income, gain, loss, deduction, or credit would be reflected only on our Partnership’s tax return rather than being passed through to our unitholders, and our Partnership would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our Partnership might be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See “— Consequences to U.S. Holders — Passive Foreign Investment Companies”. Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our Partnership’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Units. Thereafter, to the extent such distribution were to exceed a U.S. Holder’s adjusted tax basis in its Units, the distribution would be treated as gain from the sale or exchange of such Units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by our Partnership with respect to U.S. investments generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the “portfolio interest” exemption would not apply to certain interest income of our Partnership (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the circumstances, additional adverse U.S. federal income tax consequences could result under the anti-inversion rules described in Section 7874 of the Code, the Treasury Regulations under Section 385 of the Code, or other provisions of the Code, as implemented by the Treasury Regulations and IRS administrative guidance.
Based on the foregoing consequences, the treatment of our Partnership as a corporation could materially reduce a holder’s after-tax return and therefore could result in a substantial reduction of the value of our Units. If the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.
The remainder of this summary assumes that our Partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes. Our Partnership expects that a substantial portion of the items of income, gain, deduction, loss, or credit realized by our Partnership will be realized in the first instance by the Holding LP and allocated to our Partnership for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our Partnership’s items of income, gain, loss, deduction, or credit include a realization of such items by the Holding LP and the allocation of such items to our Partnership.
Consequences to U.S. Holders
Holding of Our Units
Income and Loss.   If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our Partnership’s items of income, gain, loss, deduction, and credit for each of our Partnership’s taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our Partnership. Our Partnership intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to fund their estimated U.S. tax obligations (including U.S. federal, state, and local income taxes) with respect to their allocable shares of our Partnership’s net income or gain. However, based upon your particular tax situation and simplifying assumptions that our Partnership will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the distribution reinvestment plan, your tax liability might exceed cash distributions made to you, in which case any tax liabilities arising from your ownership of our Units would need to be satisfied from your own funds.
With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our Partnership and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see “— Medicare Tax” below). U.S. Holders that are corporations may be entitled to a “dividends received deduction” in respect of dividends paid by U.S. corporations in which our Partnership (through the Holding LP) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.
For U.S. federal income tax purposes, your allocable share of our Partnership’s items of income, gain, loss, deduction, or credit will be governed by our limited partnership agreement if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our Partnership. Similarly, our Partnership’s allocable share of items of income, gain, loss, deduction, or credit of the Holding LP will be governed by the limited partnership agreement of the Holding LP if such allocations have “substantial economic effect” or are determined to be in accordance with our Partnership’s interest in the Holding LP. Our General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and our General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our limited partnership agreement or the limited partnership agreement of the Holding LP, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.
Basis.   In general, you will have an initial tax basis in your Units equal to the sum of (i) the amount of cash paid for our Units and (ii) your share of our Partnership’s liabilities, if any. That basis will be increased by your share of our Partnership’s income and by increases in your share of our Partnership’s liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our Partnership, by your share of our Partnership’s losses, and by any decrease in your share of our Partnership’s liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or “unitary”, tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional Units (including through the distribution reinvestment plan) will be averaged with the adjusted tax basis of Units owned by you prior to the acquisition of such additional Units.
For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our Units, our Partnership’s liabilities generally will include our Partnership’s share of any liabilities of the Holding LP.
Limits on Deductions for Losses and Expenses.   Your deduction of your allocable share of our Partnership’s losses will be limited to your tax basis in our Units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our Partnership’s activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our Units, reduced by (i) the portion of that basis attributable to your share of our Partnership’s liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our Units, if the lender of those borrowed funds owns an interest in our Partnership, is related to you, or can look only to your Units for repayment. Your at-risk amount generally will increase by your allocable share of our Partnership’s income and gain and decrease by cash distributions you receive from our Partnership and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our Units, any gain recognized by you can be offset by losses that were previously suspended by the at risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. An additional limitation may apply to the deduction of certain “excess business losses” by non-corporate U.S. Holders for taxable years beginning after December 31, 2020, and before January 1, 2027. You should consult your own tax adviser regarding the limitations on the deductibility of losses under the Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees.   In general, neither our Partnership nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by the Holding LP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.
Limitations on Interest Deductions.   Our General Partner intends to use commercially reasonable efforts to structure the activities of our Partnership and the Holding LP to avoid generating unrelated business taxable income (“UBTI”) attributable to debt-financed property. However, to the extent our Partnership or the Holding LP incur debt, your share of our Partnership’s interest expense, if any, is likely to be treated as “investment interest” expense. For a non-corporate U.S. Holder, the deductibility of “investment interest” expense generally is limited to the amount of such holder’s “net investment income”. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. Your share of our Partnership’s dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our Partnership’s interest expense. Under Section 163(j) of the Code, additional limitations may apply to a corporate U.S. Holder’s share of our Partnership’s interest expense, if any.
Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates.   Individuals and certain estates and trusts are not permitted to claim miscellaneous itemized deductions for taxable years beginning after December 31, 2017, and before January 1, 2026. Such miscellaneous itemized deductions may include the operating expenses of our Partnership, including our Partnership’s allocable share of the base management fee or any other management fees.
Treatment of Distributions
Distributions of cash by our Partnership generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our Units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our Units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if your holding period for our Units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our Partnership, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.
Sale or Exchange of Our Units
You will recognize gain or loss on the sale or taxable exchange of our Units equal to the difference, if any, between the amount realized and your tax basis in our Units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our Partnership’s liabilities, if any.
Gain or loss recognized by you upon the sale or exchange of our Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our Units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our Partnership’s investment in any PFIC as a “qualified electing fund”, gain attributable to such investment in a PFIC would be taxable in the manner described below in “— Passive Foreign Investment Companies”. In addition, certain gain attributable to our investment in a “controlled foreign corporation” (“CFC”) may be characterized as ordinary income, and certain gain attributable to “unrealized receivables” or “inventory items” could be characterized as ordinary income rather than capital gain. For example, if our Partnership were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”. The deductibility of capital losses is subject to limitations.
Each U.S. Holder who acquires our Units at different times and intends to sell all or a portion of our Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.
Medicare Tax
U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally includes your allocable share of our Partnership’s income, as well as gain realized by you from a sale of our Units. Special rules relating to the 3.8% Medicare tax may apply to dividends and gain, if any, derived by such U.S. Holders with respect to our Partnership’s interest in a PFIC or CFC. See “— Passive Foreign Investment Companies” and “— Controlled Foreign Corporations” below. You should consult your own tax adviser regarding the implications of the 3.8% Medicare tax for your ownership and disposition of our Units.
Foreign Tax Credit Limitations
If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our Partnership’s income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our Partnership’s investments may be treated as U.S.-source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our Partnership incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.
Deduction for Qualified Business Income
For taxable years beginning after December 31, 2017, and before January 1, 2026, U.S. taxpayers who have domestic “qualified business income” from a partnership generally are entitled to deduct the lesser of such qualified business income or 20% of taxable income. The 20% deduction is also allowed for “qualified publicly traded partnership income”. A U.S. Holder’s allocable share of our Partnership’s income is not expected to be treated as qualified business income or as qualified publicly traded partnership income.
Section 754 Election
Our Partnership and the Holding LP have each made the election permitted by Section 754 of the Code (“Section 754 Election”). The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our Partnership to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our Units under Section 743(b) of the Code to reflect the purchase price paid by the transferee for our Units. This election does not apply to a person who purchases Units directly from us. For purposes of this discussion, a transferee’s inside basis in our Partnership’s assets will be considered to have two components: (i) the transferee’s share of our Partnership’s tax basis in our Partnership’s assets, or common basis, and (ii) the adjustment under Section 743(b) of the Code to that basis. The foregoing rules would also apply to the Holding LP.
Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder’s tax basis in its Units were higher than such Units’ share of the aggregate tax basis of our Partnership’s assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our Partnership’s assets for purposes of calculating, among other items, such holder’s share of any gain or loss on a sale of our Partnership’s assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder’s tax basis in its Units were lower than such Units’ share of the aggregate tax basis of our Partnership’s assets immediately prior to the transfer. Thus, the fair market value of our Units may be affected either favourably or adversely by the election.
Whether or not the Section 754 Election is made, if our Units are transferred at a time when our Partnership has a “substantial built in loss” in its assets, our Partnership will be obligated to reduce the tax basis in the portion of such assets attributable to such Units.

The calculations involved in the Section 754 Election are complex, and our General Partner advises that it will make such calculations on the basis of assumptions as to the value of our Partnership assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.
Uniformity of Our Units
Because we cannot match transferors and transferees of our Units, we must maintain the uniformity of the economic and tax characteristics of our Units to a purchaser of our Units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to our Partnership’s Section 743(b) adjustments, a determination that our Partnership’s Section 704(c) allocations are unreasonable, or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our Partnership’s assets in certain circumstances, including on the issuance of additional Units. In order to maintain the fungibility of all of our Units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our Units which are acquired at the same time and price (irrespective of the identity of the particular seller of our Units or the time when our Units are issued by our Partnership), through the application of certain tax accounting principles that our General Partner believes are reasonable for our Partnership. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our Units.
Foreign Currency Gain or Loss
Our Partnership’s functional currency is the U.S. dollar, and our Partnership’s income or loss is calculated in U.S. dollars. It is likely that our Partnership will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.
Passive Foreign Investment Companies
U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through our Partnership in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is “passive income” or (ii) 50% or more of its assets in any taxable year produce or are held for the production of “passive income”. There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.
Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our Partnership, as well as income realized on certain “excess distributions” by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our Units or our Partnership’s holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years. To the extent reasonably practicable, we intend to make distributions of the earnings of each entity we are able to identify as a PFIC not less frequently than annually so as to minimize the likelihood that you will have excess distributions with respect to any such entity. However, because we cannot assure that will be the case, and because any gains on a sale of any such entity would remain subject to the PFIC tax regime, we urge you to consider making any applicable election described below.
If you were to elect to treat your share of our Partnership’s interest in a PFIC as a “qualified electing fund” (“QEF Election”), for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our Partnership or to you. A QEF Election must be made by you on an entity-by-entity basis. To make a QEF

Election, you must, among other things, (i) obtain a PFIC annual information statement (through an intermediary statement supplied by our Partnership) and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our Partnership holds an interest in such entity or for the first year in which you hold our Units, if later. Under certain circumstances, we may be permitted to make a QEF Election on behalf of all U.S. Holders with respect to a PFIC held indirectly. However, no assurance can be provided that we will make any such QEF Election, if available.
Once you have made a QEF Election for an entity, such election applies to any additional shares of interest in such entity acquired directly or indirectly, including through additional Units acquired after the QEF Election is made (such as Units acquired under the distribution reinvestment plan). If you were to make a QEF Election after the first year that you were treated as holding an interest in a PFIC, the adverse tax consequences relating to PFIC stock would continue to apply with respect to the pre-QEF Election period, unless you were to make a “purging election”. The purging election would create a deemed sale of your previously held share of our Partnership’s interests in a PFIC. The gain recognized by the purging election would be subject to the special tax and interest charge rules, which treat the gain as an excess distribution, as described above. As a result of the purging election, you would have a new basis and holding period in your share of our Partnership’s interests in the PFIC. U.S. Holders should consult their own tax advisers as to the manner in which such direct inclusions could affect their allocable share of our Partnership’s income and their tax basis in our Units and the advisability of making a QEF Election or a purging election.
Treasury Regulations under Section 1411 of the Code contain special rules for applying the 3.8% Medicare tax (as described above under “— Medicare Tax”) to U.S. persons owning an interest in a PFIC. Under the special rules, if you are a non-corporate U.S. Holder that has made a QEF Election with respect to our Partnership’s interest in a PFIC, then you are permitted to make a special election to treat your share of the ordinary earnings and net capital gains of the PFIC as net investment income for purposes of the 3.8% Medicare tax. If you do not make the special election, then you may be required to calculate your basis in our Units for purposes of the 3.8% Medicare tax in a manner that differs from the calculation of your basis in our Units for U.S. federal income tax purposes generally. You should consult your own tax adviser regarding the implications of the special election, as well as the other implications of the 3.8% Medicare tax and the Treasury Regulations under Section 1411 of the Code for your ownership and disposition of our Units.
In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that any of our existing or future Holding Entities or operating entities will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity. You should consult your own tax adviser regarding the availability of the mark-to-market election with respect to any PFIC in which you are treated as owning an interest through our Partnership.
Based on our organizational structure, as well as our expected income and assets, our General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our Units for the taxable year ending December 31, 2021. However, our General Partner believes that some of our operating entities may have been PFICs in prior taxable years. In addition, we may decide to hold an existing or future operating entity through a holding entity that would be a PFIC in order to ensure that our Partnership satisfies the Qualifying Income Exception, among other reasons. See “— Investment Structure”, below. Accordingly, there can be no assurance that a current or future investment will not qualify as a PFIC.
Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. You should consult your own tax adviser regarding the application of the PFIC rules, including the foregoing filing requirements and the advisability of making a QEF Election, a special election under the Treasury Regulations under Section 1411 of the Code, or a mark-to-market election, as applicable, with respect to any PFIC in which you are treated as owning an interest through our Partnership.
Controlled Foreign Corporations
A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For this purpose, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (including a U.S. partnership) that owns (directly, indirectly, or constructively) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or 10% or more of the total value of shares of all classes of stock of the non-U.S. entity.
If a U.S. partnership in which we own an interest is a U.S. Shareholder of a CFC, then a U.S. Holder may be required to include in income its allocable share of the CFC’s “Subpart F” income. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such CFC’s current earnings and profits. Such inclusions will be treated as ordinary income (whether or not attributable to net capital gains). Thus, a U.S. Holder may be required to report as ordinary income its allocable share of the CFC’s Subpart F income without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of any earnings attributable to net capital gains of the CFC.
Your tax basis in your Units will be increased to reflect any required Subpart F income. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F income will not be eligible for the reduced rate of tax applicable to certain dividends paid by qualified foreign corporations to individual U.S. persons. See above under “— Consequences to U.S. Holders — Holding of Our Units — Income and Loss”. Amounts included as Subpart F income with respect to direct and indirect investments generally will not be taxable again when actually distributed by the CFC. Under proposed Treasury Regulations on which we may be permitted to rely, only U.S. Holders that are U.S. Shareholders would be required to include in income their allocable shares of a CFC’s Subpart F income.
Whether or not any CFC has Subpart F income, any gain allocated to you from our disposition of an equity interest in a CFC will be treated as dividend income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a CFC will not pass through to U.S. Holders.
As described above under “— Passive Foreign Investment Companies”, Treasury Regulations under Section 1411 of the Code contain special rules for applying the 3.8% Medicare tax to U.S. persons owning an interest in a PFIC. Similar rules apply to U.S. Shareholders of a CFC. You should consult your own tax adviser regarding the implications of these special rules.
If a non-U.S. entity held by us through a U.S. partnership (treated as a U.S. Shareholder of such non-U.S. entity) is classified as both a CFC and a PFIC, then you will be required to include amounts in income with respect to such non-U.S. entity either under the CFC rules described under this subheading, or under the PFIC rules described under “— Passive Foreign Investment Companies”, but not both. The interaction of these rules is complex, and you should consult your own tax adviser in this regard.
Based on our organizational structure, the General Partner currently believes that one or more of our existing Holding Entities and operating entities are likely to be classified as CFCs. Moreover, we may in the future acquire certain investments or operating entities through one or more Holding Entities treated as corporations for U.S. federal income tax purposes, and such future Holding Entities or other companies in which we acquire an interest may be treated as CFCs. The application of the CFC rules to U.S. Holders is uncertain in certain respects. You should consult your own tax adviser regarding the implications of the CFC rules for your ownership and disposition of our Units.

Investment Structure
To ensure that our Partnership meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in our limited partnership agreement, among other reasons, our Partnership may structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. Such investments will be structured as determined in the sole discretion of our General Partner generally to be tax-efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such investment structure will benefit all our unitholders to the same extent, and such an investment structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC or CFC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its investments. In addition, if the investment were to involve U.S. real property, gain recognized on the disposition of the investment by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.
U.S. Withholding Taxes
Although each U.S. Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our unitholders for purposes of determining whether U.S. withholding applies to payments made by our Partnership to some or all of our unitholders. In such a case, payments made by our Partnership to U.S. Holders might be subject to U.S. “backup” withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your Units, special rules might apply for purposes of determining whether you or the transferee of such Units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See below “Administrative Matters — Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.
Transferor/Transferee Allocations
Our Partnership may allocate items of income, gain, loss, and deduction using a monthly convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your Units, you might be allocated income, gain, loss, and deduction realized by our Partnership after the date of the transfer. Similarly, if you acquire additional Units, you might be allocated income, gain, loss, and deduction realized by our Partnership prior to your ownership of such Units.
Section 706 of the Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that our Partnership’s allocation method complies with the requirements. If our Partnership’s convention were not permitted, the IRS might contend that our Partnership’s taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. Our General Partner is authorized to revise our Partnership’s method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise vary during a taxable period).
U.S. Federal Estate Tax Consequences
If our Units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Individual U.S. Holders should consult their own tax advisers concerning the potential U.S. federal estate tax consequences with respect to our Units.

Certain Reporting Requirements
A U.S. Holder who invests more than $100,000 in our Partnership may be required to file IRS Form 8865 reporting the investment with such U.S. Holder’s U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our Units. You should consult your own tax adviser regarding such reporting requirements.
U.S. Taxation of Tax-Exempt U.S. Holders of Our Units
Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization’s UBTI. UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income, or capital gains realized by a tax-exempt organization, so long as such income is not “debt financed”, as discussed below. Our General Partner believes that our Partnership should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our Partnership will be held through entities that are treated as corporations for U.S. federal income tax purposes.
The exclusion from UBTI does not apply to income from “debt-financed property”, which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our Partnership or by the Holding LP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by our Partnership or by the Holding LP to acquire property but were instead used to fund distributions to our unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our Partnership, the IRS might assert that such investment constitutes debt-financed property to such unitholder with the consequences noted above. Our Partnership and the Holding LP currently do not have any outstanding indebtedness used to acquire property, and our General Partner does not believe that our Partnership or the Holding LP will generate UBTI attributable to debt-financed property in the future. Moreover, our General Partner intends to use commercially reasonable efforts to structure our activities to avoid generating UBTI. However, neither our Partnership nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our Partnership nor the Holding LP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our Units.
Consequences to Non-U.S. Holders
Our General Partner intends to use commercially reasonable efforts to structure the activities of our Partnership and the Holding LP, respectively, to avoid the realization by our Partnership and the Holding LP, respectively, of income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the Code. Specifically, our Partnership intends not to make an investment, whether directly or through an entity which would be treated as a partnership for U.S. federal income tax purposes, if our General Partner believes at the time of such investment that such investment would generate income treated as effectively connected with a U.S. trade or business. If, as anticipated, our Partnership is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our Units and generally will not be subject to U.S. federal income tax on its allocable share of our Partnership’s interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.
However, there can be no assurance that the law will not change or that the IRS will not deem our Partnership to be engaged in a U.S. trade or business. If, contrary to our General Partner’s expectations, our Partnership is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our Partnership were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our Partnership might be required to withhold U.S. federal income tax on such Non-U.S. Holder’s distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. If, contrary to expectation, our Partnership were engaged in a U.S. trade or business, then gain or loss from the sale of our units by a Non-U.S. Holder would be treated as effectively connected with such trade or business to the extent that such Non-U.S. Holder would have had effectively connected gain or loss had our partnership sold all of its assets at their fair market value as of the date of such sale. In such case, any such effectively connected gain generally would be taxable at the regular graduated U.S. federal income tax rates, and the amount realized from such sale generally would be subject to a 10% U.S. federal withholding tax. Under Treasury Regulations, the 10% U.S. federal withholding tax generally does not apply to transfers of interests in publicly traded partnerships before January 1, 2022.
In general, even if our Partnership is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the “portfolio interest” rules or other provisions of the Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an IRS Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our unitholders for purposes of establishing whether reduced rates of withholding apply to some or all of our unitholders. In such a case, your allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our Partnership as a pass-through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your Units, special rules may apply for purposes of determining whether you or the transferee of such Units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such Units or entitled to refunds of any such taxes withheld. See “— Administrative Matters — Certain Effects of a Transfer of Units”. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.
Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our Partnership in connection with its U.S. business, (c) a PFIC, (d) a CFC, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.
Taxes in Other Jurisdictions
In addition to U.S. federal income tax consequences, an investment in our Partnership could subject you to U.S. state and local taxes in the U.S. state or locality in which you are a resident for tax purposes. You could also be subject to tax return filing obligations and income, franchise, or other taxes, including withholding taxes, in non-U.S. jurisdictions in which we invest. We will attempt, to the extent reasonably practicable, to structure our operations and investments so as to avoid income tax filing obligations by U.S. Holders in non-U.S. jurisdictions. However, there may be circumstances in which we are unable to do so. Income or gain from investments held by our Partnership may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to tax authorities in such jurisdictions. You should consult your own tax adviser regarding the U.S. state, local, and non-U.S. tax consequences of an investment in our Partnership.
Administrative Matters
Information Returns and Audit Procedures
We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1) which describes on a U.S. dollar basis your share of our Partnership’s income, gain, loss and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.
Our Partnership may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year’s tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our Partnership’s tax returns, as well as those related to our Partnership’s tax returns. If the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our Partnership instead of unitholders (as under prior law). We may be permitted to elect to have our General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances. If we do not make the election, and we pay taxes, penalties, or interest as a result of an audit adjustment, then cash available for distribution to our unitholders might be substantially reduced. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our Units during the taxable year under audit. The foregoing considerations also apply with respect to our Partnership’s interest in the Holding LP.
Pursuant to the partnership audit rules, a “partnership representative” designated by our Partnership will have the sole authority to act on behalf of our Partnership in connection with any administrative or judicial review of our Partnership’s items of income, gain, loss, deduction, or credit. In particular, our partnership representative will have the sole authority to bind both our former and current unitholders and to make certain elections on behalf of our Partnership pursuant to the partnership audit rules.
The application of the partnership audit rules to our Partnership and our unitholders is uncertain. You should consult your own tax adviser regarding the implications of the partnership audit rules for an investment in our Units.
Tax Shelter Regulations and Related Reporting Requirements
If we were to engage in a “reportable transaction”, we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or “transaction of interest”, or that it produces certain kinds of losses exceeding certain thresholds. An investment in our Partnership may be considered a “reportable transaction” if, for example, our Partnership were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.
Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.
You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our Units.
Taxable Year
Our Partnership uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.
Withholding and Backup Withholding
For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our Partnership of the rules for withholding under Sections 1441 through 1446 of the Code (applicable to certain dividends, interest, and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our Units), we may over-withhold or under-withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder’s U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder’s U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).
Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

If you do not timely provide our Partnership, or the applicable nominee, broker, clearing agent, or other intermediary, with IRS Form W-9 or IRS Form W-8, as applicable, or such form is not properly completed, then our Partnership may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our Partnership or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our Units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our Partnership as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).
Foreign Account Tax Compliance
The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 (“FATCA”) impose a 30% withholding tax on “withholdable payments” made to a “foreign financial institution” or a “non-financial foreign entity”, unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends, and other passive income. Proposed Treasury Regulations eliminate the requirement to withhold tax under FATCA on gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The IRS has announced that taxpayers are permitted to rely on the proposed regulations until final Treasury Regulations are issued. We intend to comply with FATCA, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our Partnership, the Holding LP, the Holding Entities, or the operating entities. Nonetheless, the 30% withholding tax may also apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on IRS Form W-8 or IRS Form W-9 (as applicable) and satisfy any additional requirements under FATCA.
In compliance with FATCA, information regarding certain unitholders’ ownership of our Units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our Units.
Information Reporting with Respect to Foreign Financial Assets
Under Treasury Regulations, certain U.S. persons that own “specified foreign financial assets” with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these Treasury Regulations for an investment in our Units.
Certain Effects of a Transfer of Units
Our Partnership may allocate items of income, gain, loss, deduction, and credit using a monthly convention, whereby any such items recognized in a given month by our Partnership are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Holding LP (and, in turn, our Partnership) generally will be withheld by our Partnership only when such dividends are paid. Because our Partnership generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our Partnership on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Holding LP may invest in debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our Partnership, and any income so included by a unitholder would increase the basis such unitholder has in our Units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its Units. In addition, U.S. withholding taxes generally would be withheld by our Partnership only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.
The Holding LP has invested and will continue to invest in certain Holding Entities and operating entities organized in non-U.S. jurisdictions, and income and gain from such investments may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its Units prior to the date distributions were made in respect of such income, under applicable provisions of the Code and Treasury Regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a unitholder’s particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.
Nominee Reporting
Persons who hold an interest in our Partnership as a nominee for another person may be required to furnish to us:
(i)
the name, address and taxpayer identification number of the beneficial owner and the nominee;

(ii)
whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

(iii)
the amount and description of Units held, acquired, or transferred for the beneficial owner; and

(iv)
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on Units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our Units with the information furnished to us.
New Legislation or Administrative or Judicial Action
The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax writing committees and other persons involved in the legislative process, the IRS, the U.S. Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our Units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our Partnership to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our Partnership’s income, reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our Units. Such changes could also affect or cause our Partnership to change the way it conducts its activities and adversely affect the value of our Units.
Our Partnership’s organizational documents and agreements permit our General Partner to modify our limited partnership agreement from time to time, without the consent of our unitholders, to elect to treat our Partnership as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.
THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR PARTNERSHIP AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.
LEGAL MATTERS
The validity of the Offered Units will be passed upon for us by Appleby (Bermuda) Limited, Bermuda counsel to our Partnership. In connection with the issue and sale of the Offered Units, certain legal matters will be passed upon, on behalf of our Partnership, by Torys LLP as to Canadian law and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and by Milbank LLP, New York, New York as to U.S. federal and New York law. As at the date of this Prospectus Supplement, the partners and associates of Torys LLP, as a group, Goodmans LLP and Milbank LLP, respectively, as a group, and Appleby (Bermuda) Limited, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding securities of our Partnership.
EXPERTS
The consolidated financial statements of the Partnership as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this Prospectus Supplement, and the effectiveness of the Partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5G 0A9.
Deloitte LLP is independent with respect to the Partnership within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States), and within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.
The financial statements of IPL as at December 31, 2020 and 2019 and for the years then ended, incorporated by reference in this Prospectus Supplement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report incorporated by reference herein. Such financial statements are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Ernst & Young LLP is independent of IPL within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta. The offices of Ernst & Young LLP are located at 2200 – 215 2nd Street SW, Calgary, Alberta AB T2P 1M4.

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
Limited Partnership Units
Preferred Limited Partnership Units
BROOKFIELD INFRASTRUCTURE FINANCE ULC
Debt Securities

Brookfield Infrastructure Partners L.P. (the “Partnership” or “BIP”) may, from time to time, issue its limited partnership units (the “LP Units”) and preferred limited partnership units (“Preferred LP Units” and together with the LP Units, the “Units”) in one or more offerings pursuant to this prospectus.
Brookfield Infrastructure Finance ULC (“Finco”) may, from time to time, issue and sell senior or subordinated, as applicable, debt securities (the “Debt Securities”).
The Debt Securities will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by the Partnership, and may also be guaranteed by one or more of Brookfield Infrastructure L.P. (“BILP”), BIP Bermuda Holdings I Limited (“Bermuda Holdco”), Brookfield Infrastructure Holdings (Canada) Inc. (“Can Holdco”), Brookfield Infrastructure US Holdings I Corporation (“US Holdco”) and BIPC Holdings Inc. (“BIPC Holdings”, and together with the Partnership, BILP, Bermuda Holdco, Can Holdco and US Holdco, the “Guarantors”). The Units, the Debt Securities and the guarantees of the Debt Securities by the Guarantors are collectively referred to in this prospectus as the “Securities”.
Each time the Securities are offered, we will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.
You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in the Securities.
The LP Units are traded on the New York Stock Exchange (the “NYSE”) under the symbol “BIP” and the Toronto Stock Exchange (the “TSX”) under the symbol “BIP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any other Securities we may offer.

An investment in the Securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.
The date of this prospectus is May 17, 2021.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement (the “Registration Statement”) that the Partnership, Finco and the other Guarantors filed with the U.S. Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this shelf registration process, the Partnership, Finco and the Guarantors may offer the Securities in one or more offerings. This prospectus provides you with a general description of the Securities. Each time the Partnership, Finco and/or the other Guarantors offers Securities, either separately or together, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.
Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading “Documents Incorporated by Reference.” This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the Registration Statement and the exhibits thereto for further information with respect to us and the Securities that may be offered hereunder.
You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” we have authorized to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the SEC, that is incorporated by reference in this prospectus or in any prospectus supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.
The Partnership, Finco and the Guarantors are offering to sell the Securities, and is seeking offers to buy the Securities, only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus, any prospectus supplement and any “free writing prospectus” and the offering of the Securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus, any prospectus supplement and/or any “free writing prospectus” must inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus, any prospectus supplement and any “free writing prospectus” outside the United States. This prospectus, any prospectus supplement and any “free writing prospectus” do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Unless the context requires otherwise, when used in this prospectus, the term “Partnership” refers to Brookfield Infrastructure Partners L.P. alone; the terms “Brookfield Infrastructure,” “we,” “us” and “our” refer to, collectively, the Partnership, BILP, the Holding Entities and the operating entities but excluding Brookfield Infrastructure Corporation (“BIPC”); the term “Holding Entities” refers to certain holding subsidiaries of BILP, through which we hold all of our interests in our operating entities; the term “operating entities” refers to the entities which directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements; and the term “General Partner” refers to Brookfield Infrastructure Partners Limited, the Partnership’s general partner.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because each of the Partnership, BILP and Bermuda Holdco is formed under the laws of Bermuda, each of Can Holdco and BIPC Holdings is formed under the laws of the province of Ontario, Canada, and Finco is formed under the laws of Alberta, Canada, and certain of the directors of the General Partner, Finco and each of the Guarantors, as well as certain of the experts named in this prospectus are residents of Canada or another non-U.S. jurisdiction and a substantial portion of Finco’s and the Guarantors’ assets and the assets of those directors and experts may be located outside the United States.

Unless otherwise specified, all dollar amounts in this prospectus, any prospectus supplement and any “free writing prospectus” are expressed in U.S. dollars and references to “dollars”, “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars. All references in this prospectus, any prospectus supplement and any “free writing prospectus” to “Canada” mean Canada, its provinces, its territories, its possessions and all areas subject to its jurisdiction.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and/or “free writing prospectus”, and the documents incorporated by reference herein and therein, contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable U.S. and Canadian securities laws. The forward-looking statements and information relate to, among other things, our business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate”, “believe”, “could”, “estimate”, “likely”, “expect”, “intend”, “may”, “continue”, “plan”, “potential”, “objective”, “tend”, “seek”, “target”, “foresee”, “aim to”, “outlook”, “endeavor”, “will”, “would” and “should” or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.
Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward- looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and in any prospectus supplement and/or any “free writing prospectus”, and in any of the documents incorporated by reference herein or therein.
Factors that could cause actual results to differ materially from those contemplated or implied by the forward-looking statements and information in this prospectus, any prospectus supplement and/or any “free writing prospectus”, and the documents incorporated herein and therein, include, without limitation: general economic conditions in the jurisdictions in which we operate and elsewhere which may impact the markets for our products or services, the ability to achieve growth within Brookfield Infrastructure’s businesses, our ability to achieve the milestones necessary to deliver the targeted returns to our unitholders, which is uncertain, some of which depends on access to capital and continuing favorable commodity prices, the impact of market conditions on our businesses, including as a result of the recent novel coronavirus outbreak (“COVID-19”), the fact that success of Brookfield Infrastructure is dependent on market demand for an infrastructure company, which is unknown, the availability of equity and debt financing for Brookfield Infrastructure, the ability to effectively complete new acquisitions in the competitive infrastructure space (including potential acquisitions that remain subject to the satisfaction of conditions precedent, and the inability to reach final agreement with counterparties to transactions being currently pursued, given that there can be no assurance that any such transaction will be agreed to or completed) and to integrate acquisitions into existing operations, changes in technology which have the potential to disrupt the businesses and industries in which we invest, the market conditions of key commodities, the price, supply or demand for which can have a significant impact upon the financial and operating performance of our business, regulatory decisions affecting our regulated businesses, our ability to secure favorable contracts, weather events affecting our business, traffic volumes on our toll road businesses, pandemics or epidemics, and other risks and factors described in this prospectus, any prospectus supplement and/or “free writing prospectus”, including the documents incorporated by reference herein and therein, including the Annual Report and the Q1 Interim Report (each as defined below). In addition, our future results may be impacted by risks associated with a global pandemic caused by a novel strain of coronavirus, COVID-19, and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and impairment losses and/or revaluations on our investments and infrastructure assets, and we may be unable to achieve our expected returns.
We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information to make decisions with respect to an investment in our securities, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our forward- looking statements and information might not occur. These risks could cause our actual results and our plans and strategies to vary from our forward- looking statements and information. We qualify any and all of our forward-looking statements and information by these cautionary factors. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION
The Partnership is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) and will fulfill its obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, the Partnership is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that the Partnership files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on the Partnership’s website at https://bip.brookfield.com. The information on the Partnership’s website is not incorporated by reference into the Registration Statement and should not be considered a part of the Registration Statement or this prospectus, and the reference to the Partnership’s website in the Registration Statement and this prospectus is an inactive textual reference only.
As a foreign private issuer, the Partnership is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal holders of Units are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of the Units. In addition, the Partnership is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the Partnership intends to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent public accounting firm. The Partnership also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the Securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
The following documents, which have been filed by us with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:
(1)
our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on March 18, 2021 (the “AnnualReport”), including a description of the Units and any amendment or report filed for purposes of updating such description; and

(2)
our Report on Form 6-K, dated May 7, 2021 (Exhibit 99.1 only) (the “Q1 Interim Report”).

All annual reports filed by the Partnership with the SEC on Form 20-F and any Form 6-K filed or furnished by the Partnership that is identified in such form as being incorporated by reference into the Registration Statement, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. The Partnership shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to the Partnership, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:
Brookfield Infrastructure Partners L.P.
Investor Relations
73 Front Street, 5th Floor
Hamilton HM 12
Bermuda
Attn: Melissa Low, Senior Vice President, Investor Relations & Communications
E-mail: melissa.low@brookfield.com
Telephone: 1 (441) 294-3309
Any statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in a document incorporated or deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus” shall be deemed to be modified or superseded, for the purposes of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, to the extent that a statement contained in this prospectus, any prospectus supplement, any “free writing prospectus” or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, any prospectus supplement or any “free writing prospectus”, as the case may be.

SUMMARY
THE OFFER AND EXPECTED TIMETABLE
The Partnership may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Units. The actual per Unit price of the Units that the Partnership will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see “Plan of Distribution” below). Finco may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Debt Securities. The actual price of the Debt Securities that Finco will offer pursuant hereto will depend on a number of factors that may be relevant as at the time of offer (see “Plan of Distribution” below). The Partnership will fully and unconditionally guarantee the Debt Securities, and the Debt Securities may also be guaranteed by one or more of the other Guarantors.
The LP Units are listed on the NYSE under the symbol “BIP” and the TSX under the symbol “BIP.UN”. We will provide information in the applicable prospectus supplement for the trading market, if any, for any Preferred LP Units or Debt Securities that we may offer.
BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
The Partnership is a Bermuda exempted limited partnership that was formed on May 21, 2007 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda. The Partnership’s head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3309. The Partnership was spun-off from Brookfield Asset Management Inc. and certain of its affiliates on January 31, 2008. Brookfield Infrastructure is a leading global infrastructure company that owns and operates high-quality, essential, long-life assets in the utilities, transport, midstream and data sectors across North and South America, Asia Pacific and Europe. It is focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows. For additional information, please refer to our Annual Report.
The Partnership’s sole material assets are its managing general partnership interest and preferred limited partnership interest in BILP. The Partnership serves as BILP’s managing general partner and has sole authority for the management and control of BILP. We anticipate that the only distributions that the Partnership will receive in respect of its managing general partnership interest and preferred limited partnership interest in BILP will consist of amounts that are intended to assist the Partnership in making distributions to holders of LP Units in accordance with the Partnership’s distribution policy, to holders of the Partnership’s Preferred LP Units in accordance with the terms of the Preferred LP Units and to allow the Partnership to pay expenses as they become due. The declaration and payment of cash distributions by the Partnership is at the discretion of the General Partner and subject to the solvency requirements under Bermuda law. The Partnership is not required to make such distributions and neither the Partnership nor the General Partner can assure you that the Partnership will make such distributions as intended.
FINCO AND THE OTHER GUARANTORS
Finco is a subsidiary of the Partnership that has investments and loans receivable from subsidiaries of the Partnership. Finco has total assets of $2.1 billion comprised of $1.1 billion of investments in, and $1.0 billion of loans receivable from, other subsidiaries of the Partnership.
BILP is a Bermuda exempted limited partnership that was established under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda.
Bermuda Holdco, Can Holdco and US Holdco are holding company subsidiaries of BILP that own operating subsidiaries of the Partnership. BIPC Holdings is a subsidiary of BIPC, which is a subsidiary of Can Holdco.
RISK FACTORS
An investment in the Securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the Annual Report, and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. The risks and uncertainties described therein and herein are not the only risks and uncertainties that we face. For more information see “Where You Can Find More Information” and “Documents Incorporated by Reference.”
SUPPLEMENTAL FINANCIAL INFORMATION
The information below is being provided pursuant to Rule 13-01 of Regulation S-X. One or more of the Partnership, BILP, Bermuda Holdco, Can Holdco, US Holdco and BIPC Holdings may fully and unconditionally guarantee the payment of principal, premium (if any), interest and certain other amounts by Finco under the Debt Securities. The following tables present summarized financial information for the following:
•
the Partnership;

•
Finco; and

•
BILP, Bermuda Holdco, Can Holdco, US Holdco and BIPC Holdings.

	Year Ended December 31, 2020
(in millions of US dollars)	Issuer and Guarantors total	Revenues from/ expenses paid to non- Guarantor subsidiaries	Revenues from/ expenses paid to other related parties	Revenues from/ expenses paid to other
Statement of Income Data
Revenues(1)	$—	$—	$—	$—
Gross profit	—	—	—	—
Other income(2)	1,660	1,660	—	—
Net income	839	1,229	(242)	(148)
	Three Months Ended March 31, 2021
(in millions of US dollars)	Issuer and Guarantors total	Revenues from/ expenses paid to non- Guarantor subsidiaries	Revenues from/ expenses paid to other related parties	Revenues from/ expenses paid to other
Statement of Income Data
Revenues(1)	$—	$—	$—	$—
Gross profit	—	—	—	—
Other income(2)	132	132	—	—
Net income	(62)	33	(64)	(31)

(1)
Total revenues of the Partnership and its controlled subsidiaries were $8,885 million and $2,683 million for the for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

(2)
Other income includes dividend and interest income.

	December 31, 2020
Balance Sheet Data	Issuer and Guarantors total	Amounts due from/payable to non-Guarantor subsidiaries	Amounts due from/payable to other related parties	Amounts due from/payable to other
Current assets	$176	$170	$—	$6
Total assets(1)	1,806	1,787	—	19
Current liabilities	2,081	1,422	634	25
Total liabilities	9,307	5,642	654	3,011

	March 31, 2021
Balance Sheet Data	Issuer and Guarantors total	Amounts due from/payable to non-Guarantor subsidiaries	Amounts due from/payable to other related parties	Amounts due from/payable to other
Current assets	$213	$172	$—	$41
Total assets(1)	1,733	1,679	—	54
Current liabilities	2,649	1,513	1,026	110
Total liabilities	9,596	6,107	1,046	2,443

(1)
Total assets of the Partnership and its controlled subsidiaries $61,331 million and $61,242 million for the for the year ended December 31, 2020 and the three months ended March 31, 2021, respectively.

REASON FOR THE OFFER AND USE OF PROCEEDS
Unless stated otherwise in the applicable prospectus supplement accompanying this prospectus, we expect to use the net proceeds of the sale of the Securities for general corporate purposes. The actual application of proceeds from the sale of any particular offering of Securities covered by this prospectus will be described in the applicable prospectus supplement relating to the offering.
DESCRIPTION OF LIMITED PARTNERSHIP UNITS
The Partnership may issue LP Units in one or more offerings pursuant to this prospectus and any applicable prospectus supplement. The description of the LP Units contained in this prospectus, together with the applicable prospectus supplements and in the documents incorporated by reference herein and therein summarize or will summarize all the material terms and provisions of the LP Units, together with any material U.S. and Canadian federal income tax considerations related to such LP Units. If we indicate in the applicable prospectus supplement, the terms of the LP Units may differ from the terms we have summarized below.
The LP Units are non-voting limited partnership interests in the Partnership. Holders of LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the Partnership’s limited partnership agreement, a holder of LP Units will not have priority over any other holder of LP Units, either as to the return of capital contributions or as to profits, losses or distributions. The LP Units rank junior to the Preferred LP Units with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in the Annual Report. Holders of LP Units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP Units do not have any right to have their LP Units redeemed by the Partnership.
For a more detailed description of the LP Units, please refer to the Annual Report, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference.
DESCRIPTION OF PREFERRED LIMITED PARTNERSHIP UNITS
The Partnership may issue Preferred LP Units in one or more offerings pursuant to this prospectus and any applicable prospectus supplement. The description of the Preferred LP Units contained in this prospectus, together with the applicable prospectus supplements, and in the documents incorporated by reference herein and therein summarize or will summarize all the material terms and provisions of the Preferred LP Units, together with any material U.S. and Canadian federal income tax considerations relating to such Preferred LP Units. If we indicate in the applicable prospectus supplement, the terms of the Preferred LP Units may differ from the terms we have summarized below.
The Partnership may issue additional series of the Partnership’s Class A Preferred LP Units (the “Class A Preferred Units”) or may issue any other class or series of Preferred LP Units. As of May 17, 2021, the Partnership had eight series of Class A Preferred Units outstanding: Series 1, Series 3, Series 5, Series 7, Series 9, Series 11, Series 13 and Series 14. The Series 1, Series 3, Series 5, Series 7, Series 9 and Series 11

Class A Preferred Units are listed on the TSX under the symbols “BIP.PR.A,” “BIP.PR.B,” “BIP.PR.C,” “BIP.PR.D,” “BIP.PR.E” and “BIP.PR.F,” respectively. The Series 13 and Series 14 Class A Preferred Units are listed on the NYSE under the symbols “BIP.PR.A” and “BIP.PR.B,” respectively. The Class A Preferred Units are non-voting limited partnership interests in the Partnership. Holders of Class A Preferred Units are not entitled to the withdrawal or return of capital contributions in respect of Class A Preferred Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in the Annual Report or as otherwise required by applicable law. The Class A Preferred Units rank senior to the LP Units with respect to priority in the return of capital contributions or as to profits, losses or distributions. The Class A Preferred Units may be issued in series. Each series of Class A Preferred Units ranks on a parity with every other series of the Class A Preferred Units with respect to priority in the return of capital contributions or as to profits, losses or distributions.
For a more detailed description of the Class A Preferred Units, please refer to the Annual Report, as updated by the Partnership’s subsequent filings with the SEC that are incorporated herein by reference.
Further, subject to the terms of any Preferred LP Units then outstanding, the Partnership’s limited partnership agreement authorizes the Partnership to establish one or more classes, and one or more series of any such classes of Preferred LP Units, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Preferred LP Units, such as the Class A Preferred Units), as shall be determined by the General Partner in its sole discretion, including: (i) the right to share in the Partnership’s profits and losses or items thereof; (ii) the right to share in the Partnership’s distributions; (iii) the rights upon the Partnership’s dissolution and liquidation; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates and assigned or transferred; and (vii) the requirement, if any, of each such Preferred LP Unit to consent to certain partnership matters.
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
The following description sets forth certain general terms and provisions of the Debt Securities and the guarantees thereof by the Guarantors. The particular terms and provisions of the series of Debt Securities and the related guarantees offered by a prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such prospectus supplement.
The Debt Securities will be issued under an indenture (the “Indenture”) to be entered into among Finco, as the issuer (the “Issuer”), the Partnership, BILP, Bermuda Holdco, Can Holdco, US Holdco and BIPC Holdings, each as a guarantor, the additional guarantors from time to time party thereto (collectively, for purposes of this “Description of Debt Securities” and as used in the Indenture, the “Guarantors”), and Computershare Trust Company, N.A., as trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, as trustee (the “Canadian Trustee”, and together with the U.S. Trustee, the “Trustees”), or such other trustees named in the Indenture. The Partnership will fully and unconditionally guarantee the Debt Securities as a Guarantor under the Indenture, and each of BILP, Bermuda Holdco, Can Holdco, US Holdco and BIPC Holdings will also guarantee the Debt Securities, unless otherwise provided for in respect of a series of Debt Securities in one or more indentures supplemental to the Indenture in respect of such series of Debt Securities. The Debt Securities may be issued under one or more indentures supplemental to the Indenture as we and the applicable Trustee(s) may enter into in the future. Any such supplemental indentures under which any Debt Securities are issued will be specified in the applicable prospectus supplement.
The Indenture is subject to the U.S. Trust Indenture Act of 1939. A form of the Indenture has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement. The Indenture will also be available on the Partnership’s SEDAR profile at www.sedar.com.
The following statements with respect to the Indenture and the Debt Securities to be issued thereunder are brief summaries of certain provisions of the Indenture and do not purport to be complete; such statements are subject to the detailed referenced provisions of the Indenture, including the definition of capitalized terms used under this caption. Wherever a particular section or defined term of the Indenture is referred to, the statement is qualified in its entirety by such section or term. References to the “Issuer” refer to Finco as issuer under the Indenture.

General
The Indenture does not limit the aggregate principal amount of Debt Securities (which may include debentures, notes and other evidences of indebtedness) which may be issued thereunder, and Debt Securities may be issued under the Indenture from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Special Canadian and United States federal income tax considerations applicable to any Debt Securities so denominated will be described in the prospectus supplement relating thereto. Unless otherwise indicated in the applicable prospectus supplement, the Indenture permits the Issuer to increase the principal amount of any series of Debt Securities previously issued by it and to issue such increased principal amount.
All Debt Securities will be fully and unconditionally guaranteed by the Partnership and may also be guaranteed by BILP, Bermuda Holdco, Can Holdco, US Holdco and BIPC Holdings, together with any additional Guarantors, in each case subject to customary release provisions applicable to the Guarantors (other than the Partnership).
The applicable prospectus supplement will set forth the following terms relating to the particular offered Debt Securities: (1) the specific designation of the offered Debt Securities and the indenture under which they are issued; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the date or dates, if any, on which the offered Debt Securities will mature and the portion (if less than all of the principal amount) of the offered Debt Securities to be payable upon declaration of acceleration of maturity; (4) the rate or rates per annum (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the regular record dates for any interest payable on the offered Debt Securities which are in registered form (“Registered Debt Securities”); (5) any mandatory or optional redemption or sinking fund provisions, including the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed or purchased at the option of the Issuer or otherwise; (6) whether the offered Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the offered Debt Securities in bearer form and as to exchanges between registered and bearer form; (7) whether the offered Debt Securities will be issuable in the form of one or more registered global securities (“Registered Global Securities”) and, if so, the identity of the depositary for such Registered Global Securities; (8) the denominations in which any of the offered Debt Securities will be issuable if in other than denominations of $1,000 and any multiple thereof; (9) each office or agency where the principal of, and any premium and interest on, the offered Debt Securities will be payable and each office or agency where the offered Debt Securities may be presented for registration of transfer or exchange; (10) if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the offered Debt Securities are denominated and/or in which the payment of the principal of, and any premium and interest on, the offered Debt Securities will or may be payable; (11) any applicable terms or conditions related to the addition or removal of any co-obligor or Guarantor in respect of any or all series of Debt Securities; and (12) any other terms of the offered Debt Securities, including any applicable subordination provisions, exchange or conversion terms, covenants and additional Events of Default (as defined below). Special Canadian and United States federal income tax considerations applicable to the offered Debt Securities, the amount of principal thereof and any premium and interest thereon will be described in the prospectus supplement relating thereto. Unless otherwise indicated in the applicable prospectus supplement, the Indenture will not afford the Holders the right to tender Debt Securities to the Issuer for repurchase, or provide for any increase in the rate or rates of interest per annum at which the Debt Securities will bear interest, in the event the Issuer or any Guarantor should become involved in a highly leveraged transaction or in the event of a change in control of the Issuer or any Guarantor.
Debt Securities may be issued bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the prospectus supplement relating thereto.
The Debt Securities will be direct obligations of the Issuer and will be senior or subordinated, as applicable, indebtedness of the Issuer as described in the applicable prospectus supplement.

Each Guarantor’s guarantee of the Debt Securities will be unsecured senior or subordinated, as applicable, indebtedness of each such Guarantor as described in the applicable prospectus supplement.
Unless otherwise specified in a prospectus supplement, the Debt Securities and the guarantees thereof by the Guarantors will be unsecured obligations. The Debt Securities and the guarantees by the Guarantors will be effectively subordinated to any secured indebtedness of the Issuer and the Guarantors to the extent of the value of the assets securing such indebtedness. The guarantees by the Guarantors of the Debt Securities will guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Debt Securities issued by the Issuer, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise.
Form, Denomination, Exchange and Transfer
Unless otherwise indicated in the applicable prospectus supplement, Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. Debt Securities may be presented for exchange and Registered Debt Securities may be presented for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the Indenture and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or the governmental charges due in connection therewith. The Issuer will appoint, as applicable, the U.S. Trustee as security registrar under the Indenture.
Payment
Unless otherwise indicated in the applicable prospectus supplement, payment of the principal of, and any premium and interest on, Registered Debt Securities (other than a Registered Global Security) will be made at the office or agency of the U.S. Trustee, in its capacity as paying agent, in New York, New York or Toronto, Ontario, except that, at the option of the Issuer, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the applicable security register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the applicable security register. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest due on Registered Debt Securities will be made to the Persons in whose name such Registered Debt Securities are registered at the close of business on the regular record date for such interest payment.
Registered Global Securities
The Registered Debt Securities of a particular series may be issued in the form of one or more Registered Global Securities which will be registered in the name of, and deposited with, one or more sepositaries or nominees, each of which will be identified in the prospectus supplement relating to such series. Unless and until exchanged, in whole or in part, for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the depositary for such Registered Global Security to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
The specific terms of the depositary arrangement with respect to any portion of a particular series of Debt Securities to be represented by a Registered Global Security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.
Upon the issuance of a Registered Global Security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of such persons having accounts with such depositary or its nominee (“participants”) as shall be designated by the underwriters, investment dealers or agents participating in the distribution of such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require certain purchasers of securities to take physical delivery thereof in definitive form. Such depositary arrangements and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.
So long as the depositary for a Registered Global Security or its nominee is the registered owner thereof, such depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or Holders thereof under the Indenture.
Principal, premium, if any, and interest payments on a Registered Global Security registered in the name of a depositary or its nominee will be made to such depositary or nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Issuer or Trustees or any paying agent for Debt Securities of the series represented by such Registered Global Security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.
We expect that the depositary for a Registered Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.
No Registered Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Registered Global Security in whole or in part may be registered, in the name of any Person other than the depositary for such Registered Global Security or a nominee thereof unless (A) such depositary (i) has notified the Issuer that it is unwilling or unable to continue as depositary for such Registered Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, and a successor securities depositary is not obtained, (B) there shall have occurred and be continuing an Event of Default with respect to such Registered Global Security, (C) the Issuer determines, in its sole discretion, that the Securities of such series shall no longer be represented by such Registered Global Security and executes and delivers to the Trustees the Issuer order that such Registered Global Security shall be so exchangeable and the transfer thereof so registerable or (D) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated in the Indenture.
Events of Default
Unless otherwise indicated in any prospectus supplement, the Indenture will provide that the following will constitute an event of default (the “Events of Default”) under the Indenture with respect to Debt Securities of any series issued by the Issuer: (a) failure to pay principal of, or any premium on, any Debt Security of that series when due at maturity; (b) failure to pay any interest on any Debt Securities of that series when due, which failure continues for 30 days; (c) failure of the Issuer and/or any Guarantor in respect of the Debt Securities of that series to perform, as applicable, any other covenant in the Indenture (other than a covenant included in such indentures solely for the benefit of a series other than that series), which failure continues for 60 days after written notice has been given by the respective Trustees or the Holders of at least 25% in aggregate principal amount of outstanding securities of that series, as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer; and (e) any other Events of Default provided with respect to the Debt Securities of such series, as described in the applicable prospectus supplement.
If an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer) with respect to the Debt Securities of any series at the time outstanding shall occur and be continuing either the applicable U.S. Trustee or the Holders of at least 25% in aggregate principal amount of outstanding securities of that series by notice, as provided in the

Indenture, may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer occurs with respect to the Debt Securities of any series at the time outstanding, the principal amount of all the Debt Securities of that series will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “— Modification and Waiver” below.
The Indenture will provide that the applicable Trustees will be under no obligation to exercise any of their rights or powers under the Indenture at the request or direction of any of the applicable Holders, unless such Holders shall have offered to such Trustees indemnity. Subject to such provisions for the indemnification of the particular Trustee, the Holders of a majority in aggregate principal amount of the outstanding securities of any series issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustees or exercising any trust or power conferred on such Trustees with respect to the Debt Securities of that series.
No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the applicable Trustees written notice of a continuing Event of Default with respect to the Debt Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding securities of that series, in the case of an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer), or, in the case of any Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Partnership or the Issuer that has occurred with respect to the Debt Securities of any series at the time outstanding, the Holders of not less than 25% in aggregate principal amount of all outstanding Debt Securities, have made a written request, and such Holder or Holders have offered reasonable indemnity, and (iii) the applicable U.S. Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of, or of any premium or interest on, such Debt Security on or after the applicable due date specified in such Debt Security.
The Issuer will be required under the Indenture to furnish to the Trustees a quarterly statement by certain of its officers as to whether or not any of the Issuer and/or the Guarantor(s), as applicable, to the Issuer’s knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. The applicable Trustee will be required, within 30 days after it becomes aware of its occurrence, to give to the Holders, notice of every Event of Default arising under the Indenture and continuing at the time that the notice is given, unless the Trustees reasonably believe that it is in the best interests of the Holders to withhold the notice and so informs the Issuer or Guarantor in writing.
Defeasance
The Indenture provides that, at the option of the Issuer, the Issuer will be discharged from any and all obligations in respect of any outstanding Debt Securities upon irrevocable deposit with the applicable U.S. Trustee, in trust, of money and/or Government Obligations which will provide money, not later than one day before the due date of any payment, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of or premium, if any, and, except in the case of any Debt Securities that do not provide for a fixed maturity date, each installment of interest, if any, on such outstanding Debt Securities (“Defeasance”). Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Defeasance. The Issuer may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance (as defined below) option described in the following paragraph if the Issuer meets the conditions precedent at the time the Issuer exercises the Defeasance option. Upon the completion of any Defeasance in respect of any Debt Securities, each Guarantor in respect of such series of Debt Securities shall be deemed to have been unconditionally and irrevocably released from all obligations under this Indenture in respect of such Debt Securities, without the need for any notice, document or action.
The Indenture provides that, at the option of the Issuer, unless and until the Issuer has exercised its Defeasance option described in the preceding paragraph, the Issuer may omit to comply with certain obligations and covenants provided for the benefit of the holder of certain Debt Securities or series thereof and such omission shall not be deemed to be an Event of Default under the Indenture and such outstanding Debt Securities or series upon the irrevocable deposit with the applicable U.S. Trustee, in trust, of money and/or Government Obligations which will provide money, not later than one day before the due date of any payment, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and premium, if any, and each instalment of interest, if any, on such outstanding Debt Securities or series thereof (“Covenant Defeasance”). In the event the Issuer exercises its Covenant Defeasance option, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any such obligations and covenants that have defeased. Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance.
Modification and Waiver
Modifications and amendments of an Indenture in respect of one or more series of Debt Securities may be made by the Partnership, the Issuer, the other applicable Guarantors and the applicable Trustees with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series affected by such modification(s) or amendment(s); provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the stated maturity of the principal of, or any installment of interest on, any outstanding Debt Security, (b) reduce the principal amount of (or the premium), or interest on, any outstanding Debt Security, (c) reduce the amount of the principal of any outstanding Debt Security payable upon the acceleration of the maturity thereof, (d) change the dates or times on which the Debt Securities of a series may be redeemed or repurchased; (e) change the currency of payment of principal of (or the premium), or interest on, any outstanding Debt Security, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any outstanding Debt Security, (g) reduce the above-stated percentage of outstanding Debt Securities necessary to modify or amend the Indenture, (h) reduce the percentage of aggregate principal amount of outstanding securities necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (i) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, or (j) release the Partnership from its guarantee under the Indenture.
The Indenture will provide that the Issuer, the Partnership and the other Guarantors from time to time party thereto may modify and amend the Indenture in respect of one or more series of Debt Securities without the consent of any Holder of such Debt Securities for any of the following purposes: (a) to add limitations or restrictions to be observed upon the amount or issue of Debt Securities under the Indenture, provided that such limitations or restrictions shall not be materially adverse to the interests of Holders; (b) to evidence the succession of another person to the Issuer or any Guarantor, as applicable, and the assumption by any such successor of the covenants of the Issuer or any Guarantor, as applicable, under the Indenture and in respect of such Debt Securities; (c) to evidence the addition of a co-obligor or Guarantor in respect of any or all series of the Debt Securities under the Indenture, as may be permitted in accordance with the terms of such Debt Securities; (d) to add to the covenants of the Issuer or any Guarantor, as applicable, for the benefit of the Holders of any series of Debt Securities (and if such covenants are to be for the benefit of less than all series of Debt Securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power in the Indenture conferred upon the Issuer or any Guarantor, as applicable; (e) to add any additional Events of Default for the benefit of the Holders of all or any series of Debt Securities (and if such additional Events of Default are to be for the benefit of less than all series of Debt Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); (f) to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Debt Security of any series created prior to the execution of the applicable supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Debt Security with respect to such provision or (ii) shall become effective only when there is no such Debt Security outstanding; (g) to secure the Debt Securities pursuant to the requirements of any provision in the Indenture or any indenture supplemental thereto or otherwise; (h) to establish the form or terms of Debt Securities of any series as permitted under the Indenture and, if required, to provide for the appointment of any additional trustees and/or other agents; (i) to evidence and provide for the acceptance of appointment under such Indenture by a successor trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions in such Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such Indenture; (j) to add to or change any of the provisions of such Indenture to such extent as shall be necessary to permit or facilitate the issuance of Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (k) to comply with any requirements of applicable Trust Indenture Laws, including without limitation in connection with qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act; (l) to make any other changes in the provisions of the Indenture which the Issuer may deem necessary or desirable provided that such amendment does not adversely impact the interests of Holders of Debt Securities of any series in any material adverse respect; or (m) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising thereunder.
The Holders of a majority in aggregate principal amount of the outstanding securities of any series of Debt Securities, on behalf of all Holders of outstanding securities of such series, may waive compliance by the Issuer with certain restrictive provisions of the Indenture. Subject to certain rights of the particular Trustees, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding securities of one or more series of Debt Securities issued under the Indenture, on behalf of all Holders of outstanding securities of such series, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected.
Consent to Jurisdiction and Service under Indenture
The Indenture will provide, that the Issuer and the non-U.S. Guarantors irrevocably appoint Brookfield Infrastructure US Holdings I Corporation, located at 250 Vesey Street, 15th Floor, New York, New York 10281-1023, as their agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Debt Securities and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and submit to such jurisdiction.
Enforceability of Judgments
Since a substantial portion of the Issuer’s, the Partnership’s and the other Guarantors’ assets are or may be outside the United States, any judgment obtained in the United States against the Issuer, the Partnership and the Guarantors, including any judgment with respect to the payment of interest and principal on the Debt Securities or in respect of the guarantees of the Guarantors, may not be collectible within the United States.
Governing Law
The Indenture, Debt Securities and the rights, powers, duties or responsibility of the Trustees will be governed by the laws of the State of New York.
The Trustee
Computershare Trust Company, N.A. is expected to be the U.S. Trustee under the Indenture. The Issuer is expected to appoint Computershare Trust Company of Canada under the Indenture in order to comply with the Business Corporations Act (Alberta) (the “ABCA”).

Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of each such term, as well as any other terms used herein for which no definition is provided.
“affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.
“Capital Stock” of any Person means any and all shares, units, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests whether general or limited, of such Person.
“Government Obligation” means (x) any security which is (i) a direct obligation of the government which issued the currency, or a direct obligation of the Government of Canada issued in such currency, in which the Debt Securities of a particular series are denominated for the payment of which its full faith and credit is pledged or (ii) obligations of a Person the payment of which is unconditionally guaranteed as its full faith and credit obligation by such government which, in the case of either subclause (i) or (ii) of this clause (x), is not callable or redeemable at the option of the issuer thereof and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act or in the Bank Act (Canada)), as custodian with respect to any Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
“Holder” means a Person in whose name a Security is registered in the applicable security register.
“Person” means any individual, corporation, partnership, joint venture, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Subsidiary” of any Person means a corporation, partnership, limited partnership, trust or other entity 50% or more of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof.
“Trust Indenture Act” or “TIA” means the U.S. Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the U.S. Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” or “TIA” means, to the extent required by any such amendment, the U.S. Trust Indenture Act of 1939 as so amended.
“Trust Indenture Laws” means the Trust Indenture Act and regulations thereunder, together with any other applicable trust indenture laws, rules or regulations relating to trust indentures and to the rights, duties, and obligations of trustees under trust indentures and of corporations issuing debt obligations under trust indentures to the extent that such provisions are at such time in force and applicable to this Indenture.
“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
PLAN OF DISTRIBUTION
The Partnership and/or Finco may sell Securities to or through underwriters or dealers. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices. In connection with the sale of Securities, underwriters may receive compensation from the Partnership or Finco or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions.

Each prospectus supplement relating to the offering of Securities will set forth the terms of the offering of Securities, including the names of any underwriters or agents, the purchase price or prices of the offered Securities, the proceeds to the Partnership and/or Finco from the sale of the offered Securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.
Under agreements which may be entered into by the Partnership, Finco, and/or the other Guarantors, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Partnership, Finco, and/or the other Guarantors against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Partnership, Finco and/or the other Guarantors in the ordinary course of business.
Securities to be offered pursuant to this prospectus will be a new issue of securities. Certain broker-dealers may make a market in the Securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities or as to the liquidity of the trading market for the Securities.
In connection with any underwritten offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership’s assets are located outside of Canada and the United States and certain of the directors of the General Partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. It may be difficult for investors to effect service of process within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the Partnership, the directors of the General Partner or the experts named in this prospectus who reside outside of Canada or the United States since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States.
The ability to effect service of process and the enforcement by investors of civil liabilities under the U.S. federal securities laws may be adversely affected by the fact that Finco is incorporated under the laws of the Province of Alberta and that Can Holdco and BIPC Holdings are incorporated under the laws of the Province of Ontario, that some or all of their officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the Registration Statement may be residents of Canada and that all or a substantial portion of the assets of Finco, Can Holdco, BIPC Holdings and such persons may be located outside of the United States.
The Partnership, BILP and the Bermuda Entities (as defined below) have been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be enforceable in Bermuda against the Partnership, the Bermuda Entities (as defined below), the directors of the General Partner (together, the “Bermuda Entities”) or the experts named in this prospectus who reside outside of Canada or the United States depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Bermuda Entities or the experts named in this prospectus who reside outside of Canada or the United States, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely recognize as a valid judgment, a final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a debt or definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S. judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S. judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) the Canadian or U.S. judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Bermuda Entities’ Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Bermuda Entities or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.
LEGAL MATTERS
Unless otherwise specified in any applicable prospectus supplement, certain legal matters in connection with the Securities offered under this prospectus will be passed upon by Torys LLP, Toronto and Calgary, Canada and New York, New York, with respect to U.S. and Canadian legal matters, respectively, and by Appleby (Bermuda) Limited, with respect to Bermuda legal matters.
EXPERTS
The financial statements incorporated in this prospectus by reference from the Partnership’s Annual Report on Form 20-F and the effectiveness of the Partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte LLP is 8 Adelaide Street West, Suite 200, Toronto, Ontario M5H OA9.
EXPENSES
The following are the estimated expenses of the offering of the Securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee	$	*
Blue sky fees and expenses		**
NYSE listing fees		**
Trustee and transfer agent fees		**
Printing and engraving costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**
Total	$	**

*
We are registering an indeterminate amount of Securities under the Registration Statement, and, in accordance with Rules 456(b) and 457(r), we are deferring payment of all of the registration fee.

**
The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of Securities.

Limited Partnership Units
$

Prospectus Supplement
       , 2021

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